THE SYMBOL “[**]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) OF THE TYPE THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL.

Execution Version
INVESTMENT NUMBER 47855

Loan Agreement

between

AFYA PARTICIPAÇÕES S.A.

and

INTERNATIONAL FINANCE CORPORATION

Dated July 22, 2024

TABLE OF CONTENTS

Article/
Section Item Page No.

- ii -

EXHIBITS

Annex A Subsidiaries

Annex B Borrower/Transaction Authorizations

Annex C Investments

Annex D Financial Debt

Annex E Existing Liens

Annex F Insurance Requirements

Annex G [Reserved]

Annex H Methodology for Financial Ratio Calculations

Annex I Prohibited Activities

Annex J Anti-Corruption Guidelines for IFC Transactions

Annex K Methodology for Calculation of Loan Interest Payments on an Interest Payment Date

Annex L Methodology for Calculation of Payments upon Prepayment or Acceleration

Annex M Form of Principal Promissory and Interest Promissory Note

Annex N [Reserved]

Annex O [Reserved]

Annex P [Reserved]

Annex Q Litigation; Disputed Taxes

Annex R Leases

Annex S Action Plan

Schedule 1 Form of Certificate of Incumbency and Authority

Schedule 2 Form of Request for Disbursement

Schedule 2A Form of Confirmation

Schedule 3 Form of Loan Disbursement Receipt

Schedule 4 Matters to be Covered in Local Counsel’s Legal Opinion

Schedule 5 Form of Solvency Certificate

Schedule 6 Form of Service of Process Letter

Schedule 7 Form of Letter to Borrower’s Auditors

- iii -

Schedule 8 Annual Monitoring Report

Schedule 9 Information to be Included in Quarterly and Annual Review of Operations

Schedule 10 Development Impact Indicators

Schedule 11 Sustainability Performance Targets

LOAN AGREEMENT

LOAN AGREEMENT (the “Agreement”) dated July 22, 2024, between AFYA PARTICIPAÇÕES S.A., a corporation organized and existing under the laws of Brazil (the “Borrower”) and INTERNATIONAL FINANCE CORPORATION, an international organization established by Articles of Agreement among its member countries including the Federative Republic of Brazil (“IFC”).

RECITAL

The Borrower has requested IFC to provide the loans described in this Agreement to finance the Borrower’s Expansion Program; and

IFC is willing to provide those loans upon the terms and conditions set forth in this Agreement.

ARTICLE I
Definitions and Interpretation

Section 1.01          Definitions. Wherever used in this Agreement, the following terms have the following meanings:

“Acceptable Auditors” means, for any Obligor, any of Ernst & Young Auditores Independentes S/S Ltda., Ernst & Young Terco Auditores Independentes S/S, PriceWaterhouseCoopers, KPMG Auditores Independentes, or Deloitte Touche Tohmatsu Auditores Independentes, or any of their respective affiliates, or another firm of recognized independent public accountants acceptable to IFC;

“Accounting Standards” means (i) with respect to the Parent Company Guarantor, the International Financial Reporting Standards (IFRS) promulgated by the International Accounting Standards Board (“IASB”) (which include standards and interpretations approved by the IASB and International Accounting Standards issued under previous constitutions), together with its pronouncements thereon from time to time, and applied on a consistent basis, and (ii) with respect to the Borrower and the Subsidiary Guarantors, the accounting principles prescribed by Brazilian Corporations Law (Law No. 4,604 dated December 15, 1976, as amended), in both cases as such accounting rules have been adopted in the Country pursuant to applicable rules and regulations issued periodically by the Comissão de Valores Mobiliários – CVM and the technical releases issued by the institute of independent auditors of the Country (Instituto dos Auditores Independentes do Brasil – IBRACON) and by the Comitê de Pronunciamentos Contábeis – CPC;

“Action Plan” means the plan or plans set out in Annex S, developed by the Borrower setting out specific environmental and social measures to be undertaken by the Borrower and its Subsidiaries, to enable their respective Operations to comply with the Performance Standards, as such may be amended or supplemented from time to time in accordance with the terms hereof;

“Adjusted Net Debt” means, as of any date of calculation, (a) the aggregate amount of Financial Debt of the Parent Company Guarantor and its Consolidated Subsidiaries (whether classified as current or not current liabilities), including accounts payable with respect to acquisitions in which the seller finances a portion of the sale price owed by the Parent Company Guarantor or its Consolidated Subsidiaries, excluding, for the avoidance of doubt, lease liabilities and without double counting, any Financial Debt with Affiliates, minus (b) cash and cash equivalents (including earnings thereon) and the aggregate outstanding balance of the SoftBank Preferred Shares calculated on the basis of the most recently quarterly financial statements delivered to IFC pursuant to the terms and conditions hereof;

“Adjusted Net Debt to EBITDA Ratio” is the result obtained by dividing Adjusted Net Debt by EBITDA. For the purpose of this ratio, both Adjusted Net Debt and EBITDA shall be calculated on a pre IFRS 16 basis.

“Affiliate” with respect to any Person, means any other Person directly or indirectly, through one or more Persons, controlling, controlled by or under common control with, such Person (for purposes of this definition, “control” means possessing the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and “controlling” and “controlled” have corresponding meanings);

“Aggregate EBITDA Amount” means the sum of (i) the Borrower’s unconsolidated EBITDA, for the relevant Calculation Period, plus (ii) the unconsolidated EBITDA of each of the Guarantors, for the relevant Calculation Period, plus (iii) any cash received by the Borrower, during the relevant Calculation Period, as cash dividend (or capital reduction), from any Person other than a Guarantor;

“Aggregate Spread Rebate” means as of any determination date, a percentage per annum equal to the sum of (i) the SPT1 Spread Rebate and (ii) the SPT2 Spread Rebate, each as in effect in such date;

“Agreement” has the meaning assigned to it in the preamble;

“AIP” means IFC Access to Information Policy dated January 1, 2012;

“Annual Monitoring Report” means the annual monitoring report substantially in the form attached as Schedule 8 (Annual Monitoring Report) hereto setting out the specific environmental, social and corporate governance requirements of the Borrower in respect of its and its Subsidiaries’ Operations, as such may be amended or supplemented from time to time in accordance with the terms hereof;

“Applicable E&S Law” means all applicable statutes, laws, ordinances, rules and regulations of the Country, including but not limited to any license, permit or other governmental Authorization, imposing liability or setting standards of conduct concerning any environmental, social, labor, health and safety or security risks of the type contemplated by the Performance Standards;

“Auditors” means, for each Obligor the firm of Acceptable Auditors that such Obligor appoints from time to time as its auditors pursuant to Section 5.01(e) (Auditors);

“Authority” means any national, supranational, regional or local government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank (or any Person, whether or not government owned and howsoever constituted or called, that exercises the functions of a central bank);

“Authorization” means any consent, registration, filing, agreement, notarization, certificate, license, approval, permit, authority or exemption from, by or with any Authority, whether given by express action or deemed given by failure to act within any specified time period and all corporate, creditors’ and shareholders’ approvals or consents;

“Authorized Representative” means any natural person who is duly authorized by each Obligor to act on its behalf for the purposes specified in, and whose name and a specimen of whose signature appear on, the Certificate of Incumbency and Authority most recently delivered by such Obligor to IFC;

“Availability Period” means the period commencing on the date hereof and ending on the date that is eighteen (18) months after the date of this Agreement;

“B3” means B3 S.A. – Brasil, Bolsa Balcão - Segmento Cetip UTVM;

“Banco Central do Brasil” means the Banco Central do Brasil together with any Authority which may succeed to the exchange control duties or authority presently vested in the Banco Central do Brasil;

“Base Relevant Spread” means 1.20% per annum;

“BCB Report” means, in respect of each Disbursement, evidence of registration of the financial terms and conditions of such Disbursement with the Banco Central do Brasil through the SCE-Crédito, which generates an identification code, authorizing the Borrower to: (a) enter into the relevant foreign exchange transactions for the remittance of the funds disbursed in accordance with this Agreement to the Country; and (b) after such Disbursement, register the relevant Schedule of Payments that allows the Borrower to make repayments or payments of principal, interest, fees, commissions and expenses contemplated hereunder;

“Borrower Permitted Merger” has the meaning specified in Section 5.02(o);

“Brazil and New York Business Day” means a day that is both a Brazil Business Day and a New York Business Day;

“Brazil and Washington Business Day” means a day that is both a Brazil Business Day and a Washington Business Day;

“Brazil Business Day” means a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in São Paulo, SP; Rio de Janeiro, RJ; or Brasília, DF, Brazil;

“Brazil, New York and Washington Business Day” means, a day that is (i) a Brazil Business Day; (ii) a New York Business Day; and (iii) a Washington Business Day;

“Brazil, SOFR, and New York Business Day” means a day that is (a) a Brazil Business Day, (b) a SOFR Banking Day and (c) a New York Business Day;

“Brazil, SOFR, New York and Washington Business Day” means a day that is (a) a Brazil Business Day, (b) a SOFR Banking Day,(c) a New York Business Day, and (d) a Washington Business Day;

“Brazilian Bankruptcy Law” means the Brazilian Law No. 11,101, of February 9, 2005, as amended from time to time, or any successor statute;

“BRL”, “Reais”, “Real”, “R$” means the lawful currency of the Country; which, for the avoidance of doubt, shall include any currency that from time to time may replace the Real as the lawful currency of the Country;

“BRL 09” or “BRL PTAX” means the Real/Dollar offered rate for Dollars, expressed as the amount of Reais per one Dollar, for settlement in two (2) Brazil Business Days, reported by Banco Central do Brasil on the website of Banco Central do Brasil, at approximately 1:00pm, São Paulo time (or as such reporting is modified from time to time by Banco Central do Brasil), on the relevant BRL Valuation Date;

“BRL Benchmark Rate” or “CDI” means in respect of a BRL Reset Date, the Brazil Interbank Deposit Rate Annualized, known as the average of the DI-OVER-Extra Grupo as published by B3, on the first Brazil Business Day following such BRL Reset Date (the “Overnight CDI Rate”). Any adjustments made to the Overnight CDI Rate, if made any time later than the end of the business day on such BRL Reset Date, shall not be taken into account. If for any reason there is no Overnight CDI Rate published by B3 with respect to a BRL Reset Date, then the BRL Benchmark Rate for such BRL Reset Date shall be determined by IFC according to the then prevailing off-shore swap market convention, reasonably documented by IFC and shared with the Borrower;

“BRL Fixing Rate” means BRL PTAX (BRL 09); being the Real/Dollar offered rate for Dollars, expressed as the amount of Reais per one Dollar, for settlement in two Brazil Business Days, as reported by Banco Central do Brasil on the website of Banco Central do Brasil, at approximately 1:00pm, São Paulo time (or as such reporting is modified from time to time by Banco Central do Brasil), on the relevant BRL Valuation Date; provided, however, that if the BRL Fixing Rate is not published on or for the date the Dollar Equivalent amount is to be calculated, the BRL Fixing Rate shall be determined by IFC in its sole discretion as such time and in such manner as it deems consistent with market conditions and practices then in effect and based on other source or sources as IFC deems appropriate, including quotes obtained from dealers engaging in foreign exchange or currency swap transactions in the Country;

“BRL Reset Date” means, with respect to any Reference Period, each day that is a Brazil Business Day;

“BRL Valuation Date” means a Scheduled BRL Valuation Date, except:

(i)       if such date is not a Brazil and New York Business Day (other than due to the occurrence of an Unscheduled Holiday), the BRL Valuation Date shall be changed to the immediately preceding Brazil and New York Business Day; and

(ii)       if such date would be a BRL Valuation Date but for the occurrence of an Unscheduled Holiday or Price Source Disruption, the BRL Valuation Date shall be such later date as shall be determined by IFC based on then prevailing conditions in the market for non-deliverable Reais/Dollar swap transactions; provided, that if such BRL Valuation Date shall not have occurred on or before the 14th consecutive day following the Scheduled BRL Valuation Date (any such period being a “Deferral Period”), then the first New York Business Day following the Deferral Period shall be deemed to be the BRL Valuation Date (and if such day would be a Brazil Business Day but for the occurrence of an Unscheduled Holiday, such date shall nevertheless be deemed the BRL Valuation Date);

“Calculation Period” means for any calculation, a period of four consecutive quarters most recently ended prior to the event requiring the calculation for which financial statements should have been delivered to IFC pursuant to the terms and conditions hereof;

“CAO” means Compliance Advisor Ombudsman, the independent accountability mechanism for IFC for environmental and social concerns, which is governed by the CAO Policy;

“CAO Policy” means the IFC/MIGA Independent Accountability Mechanism (CAO) Policy dated June 28, 2021 outlining CAO’s purpose, mandate and functions, core principles, governance, and operating procedures, as the same may be amended, updated or supplemented at any time and from time to time;

“Certificate of Incumbency and Authority” means a certificate provided to IFC in the form of Schedule 1 (Form of Certificate of Incumbency and Authority);

“Change of Control” means any of the following: (i) neither the Bertelsmann Group nor the Esteves Family beneficially owns at least a majority of the total voting power in the Parent Company

Guarantor’s share capital (determined on a fully diluted basis), (ii) the Parent Company Guarantor for any reason ceases to beneficially own at least a majority of both the economic and voting interests in the Borrower’s share capital (determined on a fully diluted basis), or (iii) a “change of control” or similar event shall occur as provided in any other loan or preferred stock documentation relating to the Parent Company Guarantor or the Borrower;

“Charter” means with respect to any Person that is not an individual, the memorandum and articles of association and/or such other constitutive document, howsoever called, of such Person;

“Coercive Practice” has the meaning assigned to it in Annex J (Anti-Corruption Guidelines for IFC Transactions);

“Collusive Practice” has the meaning assigned to it in Annex J (Anti-Corruption Guidelines for IFC Transactions);

“Condemnation Event” means any of the events described in Section 6.02(e) (Expropriation; Nationalization, Etc.);

“Confirmation” means with respect to any Disbursement, a notice from IFC to the Borrower, substantially in the form of Schedule 2A (Form of Confirmation), specifying the amount, currency, date and initial Interest Rate of the Disbursement, and other relevant terms of such Disbursement;

“Consolidated” or “Consolidated Basis” means (with respect to any financial statements to be provided, or any financial calculation to be made, under or for the purposes of this Agreement and any other IFC Financing Document) the method referred to in Section 1.02(c) (Financial Calculations); and the entities whose accounts are to be consolidated with (i) the accounts of Parent Company Guarantor are the Borrower and all the Subsidiaries of the Parent Company Guarantor and the Borrower; and (ii) the accounts of the Borrower are all the Subsidiaries of the Borrower;

“Consolidated Assets” means, at any date of determination for any Person or specified group of Persons, the total amount of all assets of such Person or specified group of Persons as reflected in the Consolidated balance sheet prepared as of the end of the most recently ended fiscal quarter of such Person or specified group of Persons on a Consolidated Basis and in accordance with Accounting Standards;

“Corrupt Practice” has the meaning assigned to it in Annex J (Anti-Corruption Guidelines for IFC Transactions);

“Country” means the Federative Republic of Brazil;

“Credit Adjustment Spread” means a per annum rate equal to 0.42826%;

“Debtor Relief Laws” means, with respect to any Person, any statute, law, code, or regulation relating to bankruptcy (falência), insolvency, recuperação judicial, recuperação extrajudicial, receivership, conservatorship, moratorium, suspension of payment, reorganization, rearrangement, winding-up composition, liquidation, special liquidation, corporate restructuring, adjustment of debts, assignment for the benefit of creditors, or other relief for debtors, including Title 11, U.S. Code, the Brazilian Bankruptcy Law, any applicable law governing a proceeding of the type referred to in Section 6.02(g), and any similar debtor relief laws under foreign, federal, or state laws of Brazil or other applicable jurisdictions from time to time in effect;

“Derivative Transaction” means any swap agreement, cap agreement, collar agreement, futures contract, forward contract or similar arrangement with respect to interest rates, currencies or commodity prices;

“Disbursement” means any disbursement made in accordance with Section 2.02 (Disbursement Procedure) and designated as such in the relevant request for a BRL-linked Disbursement;

“Dispute” has the meaning assigned to it under Section 7.05 (Applicable Law and Jurisdiction).

“Dollar Equivalent” means (i) with respect to scheduled payments of principal and interest on any Disbursement, an amount in Dollars calculated with reference to the BRL Fixing Rate on the relevant BRL Valuation Date; (ii) with respect to the acceleration of all or any Disbursement or the prepayment of any Disbursement, an amount in Dollars calculated with reference to the Early Payment Fixing Rate; and (iii) with respect to any fee amount denominated in Reais but payable in Dollars, an amount in Dollars calculated with reference to the BRL Fixing Rate;

“Dollars” and “$” means the lawful currency of the United States of America;

“Early Payment Fixing Rate” means, in connection with the acceleration of any Disbursement or the prepayment (whether mandatory or voluntary) of any Disbursement, the exchange rate that will be used to convert the Reais amount due to be paid (or prepaid) into a Dollar Equivalent amount, which rate shall be a rate determined by IFC in its sole discretion based on market conditions then in effect;

“E&S Management System” means the Borrower’s environmental and social management system enabling it to identify, assess and manage Operations risks on an ongoing basis;

“EBITDA” means for the relevant Calculation Period for any Person or specified group of Persons, Net Income for such period, plus (without duplication) (i) income tax expenses, (ii) net financial result (excluding interest expenses on lease liabilities), (iii) depreciation and amortization expenses (excluding right-of-use depreciation expenses), (iv) share-based compensation expenses, (v) share of income of associates from equity method investments, (vi) interest and fines received on past due student tuition fees paid to schools and educational systems and (vii) non-recurring expenses, in each case, of such Person or specified group of Persons determined on a Consolidated Basis for such period (unless the context specifies such calculation on a standalone basis for such Person). For the avoidance of doubt, EBITDA shall be calculated on a Pre-IFRS 16 basis;

“EBITDA Threshold” means sixty percent (60%) of the Parent Company Guarantor’s Consolidated EBITDA;

“Esteves Family” means, individually or collectively, Nicolau Carvalho Esteves, Rosângela de Oliveira Tavares and any of their family members in the third degree of consanguintiy (parentes consanguineos até o 3° grau);

“Event of Default” means any one of the events specified in Section 6.02 (Events of Default);

“Expansion Program” means the Borrower’s medical school acquisition program consisting of the acquisition of universities, medical schools, and related or complementary businesses performing activities substantially similar to the Operations of any of the Obligors and their respective Subsidiaries;

“Final Maturity Date” means April 15, 2030;

“Financial Debt” means as to any Person:

(i)       any indebtedness of such Person for or in respect of borrowed money;

(ii)       the outstanding principal amount of any bonds, debentures, notes, loan stock, commercial paper, acceptance credits, bills or promissory notes drawn, accepted, endorsed or issued by such Person;

(iii)       any indebtedness of such Person for or in respect of the deferred purchase price of assets or services (except trade accounts incurred and payable in the ordinary course of business to trade creditors of such Person within 180 days of the date they are incurred and which are not overdue);

(iv)       non-contingent obligations of such Person to reimburse any other Person for amounts payable by that Person under a letter of credit or similar instrument (excluding any letter of credit or similar instrument issued for the account of such Person with respect to trade accounts incurred and payable in the ordinary course of business to trade creditors of such Person within 180 days of the date they are incurred and which are not overdue);

(v)       amounts raised by such Person under any other transaction having the financial effect of a borrowing and which would be classified as a borrowing (and not as an off-balance sheet financing) under the Accounting Standards;

(vi)       the amount of the obligations of such Person under Derivative Transactions entered into in connection with the protection against or benefit from fluctuation in any rate or price (but only the net amount owing by such Person after marking the relevant derivative transactions to market);

(vii)       without double counting, all indebtedness of the types described in the foregoing items secured by a Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person;

(viii)       any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, any obligation under a “synthetic lease” or any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person;

(ix)       without double counting, the amount of any obligation in respect of any guarantee or indemnity given by such Person for any of the foregoing items incurred by any other Person; provided, for the avoidance of doubt, that the amount of any such obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith in accordance with the Accounting Standards; and

(x)       any premium payable by such Person on a mandatory redemption or replacement of any of the foregoing items;

“Financial Lease” means any lease or hire purchase contract which would, under the Accounting Standards, be treated as a finance or capital lease;

“Financial Year” means with respect to each Obligor, the accounting year commencing each year on January 1st and ending on the following December 31st, or such other period as such Obligor, with IFC’s consent, from time to time designates as its accounting year;

“Fixing Rate” means BRL PTAX (BRL 09); provided, however, that if the Fixing Rate is not published on or for the date the Dollar Equivalent amount is to be calculated, the Fixing Rate shall be determined by IFC in its sole discretion as such time and in such manner as it deems consistent with market conditions and practices then in effect and based on other source or sources as IFC deems appropriate, including quotes obtained from dealers engaging in foreign exchange or currency swap transactions in BRL;

“Fraudulent Practice” has the meaning assigned to it in Annex J (Anti-Corruption Guidelines for IFC Transactions);

“Guarantee Agreement” means the Parent Company Guarantee Agreement and each Subsidiary Guarantee Agreement, or some or all of such agreements as the context requires;

“Guarantors” means the Parent Company Guarantor and each Subsidiary Guarantor;

“IFC Financing Documents” means, collectively, this Agreement, each Guarantee Agreement and each Promissory Note;

“Interest Payment Date” means April 15 and October 15 in each year, subject to adjustment in accordance with Section 1.04 (Business Day Adjustment); provided that if the final BRL Valuation Date in respect of a Reference Period is adjusted for any reason, then the corresponding Interest Payment Date shall be two (2) Brazil and New York Business Days after the BRL Valuation Date;

“Interest Period” means each period of 6 months in each case beginning on an Interest Payment Date and ending on the day immediately before the next following Interest Payment Date, except in the case of the first period applicable to each Disbursement when it means the period beginning on the date on which that Disbursement is made and ending on the day immediately before the next following Interest Payment Date;

“Interest Promissory Note” has the meaning assigned to it in Section 2.16(a) (Promissory Notes);

“Interest Rate” means, with respect to any Disbursement for any Interest Period, a rate per annum equal to the sum of (i) the BRL Benchmark Rate plus (ii) the Relevant Spread;

“Investment” has the meaning specified in Section 5.02(j);

“Lien” means any mortgage, pledge, charge, assignment, hypothecation, fiduciary assignment (alienação or cessão fiduciária), security interest, title retention, preferential right, trust arrangement, right of set-off, counterclaim or banker’s lien, privilege or priority of any kind having the effect of security, any designation of loss payees or beneficiaries or any similar arrangement under or with respect to any insurance policy or any preference of one creditor over another arising by operation of law;

“Loan” means the loan specified in Section 2.01 (The Loan) or, as the context requires, its principal amount from time to time outstanding, including, with respect to any Disbursement, the aggregate outstanding Notional Reais Principal Amount thereof;

“Long-term Debt” means Financial Debt whose final maturity falls due more than one year after the date it is incurred (including the current maturities thereof);

“Loss” has the meaning assigned to it under Section 7.07 (Indemnification; No Consequential Damages).

“Material Adverse Effect” means a material adverse effect on:

(i)       the Borrower, the Parent Company Guarantor and each of their respective Subsidiaries’ (taken as a whole) business, operations, property, reputation, liabilities, condition (financial or otherwise), prospects or the carrying of their business or operations;

(ii)       the implementation of the Expansion Program as a whole; or

(iii)       the ability of the Borrower and the Guarantors to comply with their respective obligations under this Agreement or under any other IFC Financing Document to which any of them is a party;

“Non-Material Liability” means any liability (contingent or otherwise) of any Obligor, including unrealized or anticipated liabilities and losses arising from commitments entered into by any such Obligor, which individually has an amount of less than sixteen million Reais (R$ 16,000,000) or its equivalent in other currencies;

“Maximum Reais Amount” has the meaning given to this term in Section 2.01 (the Loan);

“MEC” means the Brazilian Ministry of Education;

“Net Income” means for any period, the excess (if any) of gross income over total expenses (provided that income taxes shall be treated as part of total expenses) during such period for any Person or specified group of Persons;

“New York Business Day” means a day on which commercial banks and foreign exchange markets settle payments and are open for general business in New York, New York;

“Notional Reais Principal Amount” means, as the context requires and with respect to any Disbursement, the amount, expressed in Reais, specified in the related Confirmation or such notional principal amount outstanding from time to time;

“Obstructive Practice” has the meaning assigned to it in Annex J (Anti-Corruption Guidelines for IFC Transactions);

“Obligors” means the Borrower, the Parent Company Guarantor and each Subsidiary Guarantor;

“Operations” means the operations, activities and facilities of any Person (including the design, construction, operation, maintenance, management and monitoring thereof, as applicable);

“Parent Company Guarantee Agreement” means the agreement entitled “Parent Company Guarantee Agreement” entered into on or about the same date hereof between the Parent Company Guarantor and IFC pursuant to which the Parent Company Guarantor guarantees the obligations of the Borrower under the IFC Financing Documents in accordance with the terms thereof;

“Parent Company Guarantor” means Afya Limited, an exempted company registered in the Cayman Islands, whose registered office is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands;

“Participant” means any Person who acquires a Participation;

“Participation” means the interest of any Participant in the Loan, or as the context requires, in any Disbursement;

“Performance Standards” means IFC’s Performance Standards on Environmental & Social Sustainability, dated January 1, 2012, a copy of which has been delivered to and receipt of which has been acknowledged by the Borrower;

“Permitted Acquisition” means the acquisition by the Borrower, any Guarantor or any of their respective Subsidiaries of any Person or business (including by way of merger of such Person or business with and into the Borrower, such Guarantor or such Subsidiary, as applicable (so long as the Borrower, such Guarantor or such Subsidiary is the surviving Person)), provided that (in each case) (A) the consideration paid or to be paid by the Borrower, such Guarantor or such Subsidiary consists solely of cash, common shares or equity instruments of the Borrower, such Guarantor or such Subsidiary, the issuance or incurrence of Financial Debt otherwise permitted by the IFC Financing Documents and/or the assumption/acquisition of any Financial Debt (calculated at face value) of such acquired Person or business which is permitted to remain outstanding in accordance with the requirements of the IFC Financing Documents, (B) the acquired Person or business is in a business permitted by the IFC Financing Documents and (C) all other requirements of the IFC Financing Documents applicable to Permitted Acquisitions are satisfied;

“Permitted Lien” has the meaning specified in Section 5.02(f);

“Permitted Refinancing Debt” means any Financial Debt of the Borrower, the Guarantors or any of their respective Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Financial Debt of the Borrower, the Guarantors or any of their Subsidiaries (other than intercompany Financial Debt); provided that:

(1)       the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount (or accreted value, if applicable) of the Financial Debt renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on such Financial Debt and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)       such Permitted Refinancing Debt (a) has a final maturity date later than the final maturity date of, and has a weighted average life to maturity that is equal to or greater than the weighted average life to maturity of, the Financial Debt being renewed, refunded, refinanced, replaced, defeased or discharged or (b) has a final maturity date that falls more than 90 days after the Final Maturity Date of the Loan;

(3)       if the Financial Debt being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Loan, such Permitted Refinancing Debt is subordinated in right of payment to the Loan on terms at least as favorable to the Loan as those contained in the documentation governing the Financial Debt being renewed, refunded, refinanced, replaced, defeased or discharged;

(4)       such Financial Debt is incurred either by the Borrower, any of the Guarantors or any of their respective Subsidiaries that was the obligor on the Financial Debt being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by Persons who were obligors of the Financial Debt being renewed, refunded, refinanced, replaced, defeased or discharged; and

(5)       the dividend restrictions in such Permitted Refinancing Debt, in the judgment of the Borrower or the Guarantor, as applicable, either (x) do not materially impair the Borrower’s or such Guarantor’s, as applicable, ability to make payments under the Loan or (y) are not more materially restrictive, taken as a whole, than those contained in the Financial Debt being renewed, refunded, refinanced, replaced, defeased or discharged;

“Person” means any natural person, corporation, company, exempted company, partnership, exempted limited partnership, limited liability company, firm, voluntary association, joint venture, trust, unincorporated organization, Authority or any other entity whether acting in an individual, fiduciary or other capacity;

“Policy on Disclosure of Information” means IFC’s Access to Information Policy, dated January 1, 2012, which is available at https://disclosures.ifc.org/#/accessInfoPolicy;

“Potential Event of Default” means any event or circumstance which would, with notice, lapse of time, the making of a determination or any combination thereof, become an Event of Default;

“Price Source Disruption” means with respect to any BRL Valuation Date, the case when it is impossible to obtain the specified rate (BRL 09 or BRL PTAX) on that BRL Valuation Date;

“Principal Promissory Note” has the meaning assigned to it in Section 2.16(a) (Promissory Notes);

“Principal Repayment Date” means each of the dates set forth in Section 2.05 (Repayment), subject to adjustment in accordance with Section 1.04 (Business Day Adjustment); provided, that if the final BRL Valuation Date in respect of a Reference Period is adjusted for any reason, then the corresponding Principal Repayment Date for each Disbursement shall be two (2) Brazil and New York Business Days after the relevant BRL Valuation Date;

“Proceeding” has the meaning assigned to it under Section 7.07 (Indemnification; No Consequential Damages);

“Process Agent” has the meaning assigned thereto in Section 7.05(e) (Applicable Law and Jurisdiction);

“Pro Forma Basis” means, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis (in accordance with items (i), (ii) and (iii) below) to: (x) the incurrence of any Financial Debt, (y) the permanent repayment of any Financial Debt after the first day of the relevant Calculation Period, and (z) any (1) Permitted Acquisition, (2) Restricted Payment or (3) other transaction regarding which pro forma financial calculations are required hereunder on a Pro Forma Basis that is consummated during the relevant Calculation Period:

(i)       all Financial Debt (x) incurred or issued after the first day of the relevant Calculation Period shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Calculation Period and remain outstanding through the date of determination and (y) permanently retired or redeemed after the first day of the relevant Calculation Period shall be deemed to have been retired or redeemed on the first day of such Calculation Period and remain retired through the date of determination;

(ii)       all Financial Debt assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) in the case of fixed rate Financial Debt, the rate applicable thereto, or (y) in the case of floating rate Financial Debt, the rates which would have been applicable thereto during the respective period when the same was deemed outstanding; and

(iii)       in making any determination of EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Permitted Acquisition or permitted Restricted Payments if effected during the respective Calculation Period as if the same had occurred on the first day of the respective Calculation Period;

“Prohibited Activities” means the activities specified in Annex I (Prohibited Activities);

“Promissory Notes” means a Principal Promissory Note, an Interest Promissory Note or both, as the context may require;

“Reference Period” means each period of six (6) months commencing on and including a Scheduled BRL Valuation Date (or, for the first Reference Period applicable to a Disbursement, the relevant Disbursement date specified in the applicable Confirmation) and ending on but excluding the next succeeding Scheduled BRL Valuation Date;

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, brokers, trustees, administrators, managers, advisors and representatives, including accountants, auditors and legal counsel of such Person and of such Person’s Affiliates;

“Relevant Change” has the meaning assigned to it in Section 2.15 (Illegality of Participations);

“Relevant Spread” means, as of any determination date, a percentage per annum equal to (i) the Base Relevant Spread minus (ii) the Aggregate Spread Rebate in effect on such date;

“Restricted Payment” means, with respect to any Person, the (i) declaration or payment of a dividend, distribution or return of any equity capital to its stockholders, partners or members or authorization or making of any other distribution, payment or delivery of property (other than common stock of such Person) or cash to its stockholders, partners or members in their capacity as such, or (ii) redemption, retirement, purchase or other acquisition of, or permitting of any Subsidiary to redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of any class of its capital stock outstanding on or after the date of this Agreement (or any options or warrants issued by such Person with respect to its capital stock), or setting aside of any funds for any of the foregoing purposes, or (iii) making of any payment of any kind on or in respect of Financial Debt held by any Affiliate of such Person. Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes;

“Sanctionable Practice” means any Corrupt Practice, Fraudulent Practice, Coercive Practice, Collusive Practice, or Obstructive Practice, as those terms are defined herein and interpreted in accordance with the Anti-Corruption Guidelines attached to this Agreement as Annex J (Anti-Corruption Guidelines for IFC Transactions).

“SCE-Crédito” means the reporting system of Banco Central do Brasil for foreign capital in the form of credit transactions (Sistema de Prestação de Informações de Capital Estrangeiro – Crédito);

“Schedule of Payments” means the schedule of payments (cronograma de pagamentos) of Banco Central do Brasil that is registered with the SCE-Crédito through a BCB Report subsequently to the receipt of the proceeds of a Disbursement in Brazil, indicating the dates of repayment of principal, interest, charges, fees and any other amounts due and evidenced in the relevant BCB Report;

“Scheduled BRL Valuation Date” means in respect of any Interest Payment Date, the date that is two (2) Brazil and New York Business Days before such Interest Payment Date, subject to adjustment in accordance with Section 1.04 (Business Day Adjustment);

“SOFR” means the secured overnight financing rate administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate);

“SOFR Banking Day” means any day other than:

(a)       a Saturday or Sunday; and

(b)       a day on which the Securities Industry and Financial Markets Association (or any successor organization) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities;

“SoftBank Preferred Shares” means the 150,000 outstanding Series A perpetual convertible preferred shares of the Parent Company Guarantor held by SoftBank Group Corp., the aggregate outstanding balance of which shall be determined, as of any date of calculation, on the basis of the Parent Company Guarantor’s Financial Statements most recently delivered to IFC pursuant to Section 5.03(a) (Quarterly Financial Statements and Reports) or Section 5.03(b) (Annual Financial Statements and Reports);

“SPO Assessment” means the report provided by an independent sustainability expert on the adequacy of the Sustainability Linked Loan Framework, the selected Sustainability KPIs and the SPTs;

“SPT” means the sustainability performance targets specified in Schedule 11 (Sustainability Performance Targets);

“SPT Assessment” means an annual assessment commissioned at the sole expense of the Borrower for the purpose of determining (based on a sample of data collected as of the next preceding SPT Observation Date) whether each of the SPTs was achieved during the previous year, which assessment shall be conducted by a third-party entity qualified and experienced in relevant assurance or attestation services, acceptable to IFC (acting reasonably);

“SPT Observation Date” means December 31st of each year;

“SPT1 Targets” means SPT1A Targets and the SPT1B Targets, or each of them as the context requires;

“SPT1A Targets” means the annual sustainability performance targets specified in Schedule 11 (Sustainability Performance Targets) for Sustainability KPI 1;

“SPT1B Targets” means the annual sustainability performance targets specified in Schedule 11 (Sustainability Performance Targets) for Sustainability KPI 1B;

“SPT2 Targets” means the annual sustainability performance targets specified in Schedule 11 (Sustainability Performance Targets) for Sustainability KPI 2;

“SPT1 Spread Rebate” means (a) on any determination date that falls on or after any SPT1 Spread Rebate Confirmation Notice (but before IFC has issued any SPT1 Spread Rebate Cancellation Notice), 0.075% per annum, and (b) on any other determination date, zero percent (0.0%) per annum;

“SPT1 Spread Rebate Confirmation Notice” has the meaning assigned to it in Section 2.03(e) (Interest);

“SPT1 Spread Rebate Cancellation Notice” has the meaning assigned to it in Section 2.03(e) (Interest)

“SPT2 Spread Rebate” means (a) on any determination date that falls on or after any SPT2 Spread Rebate Confirmation Notice (but before IFC has issued any SPT2 Spread Rebate Cancellation Notice), 0.075% per annum, and (b) on any other determination date, zero percent (0.0%) per annum;

“SPT2 Spread Rebate Confirmation Notice” has the meaning assigned to it in Section 2.03(f) (Interest);

“SPT2 Spread Rebate Cancellation Notice” has the meaning assigned to it in Section 2.03(f) (Interest);

“Subsidiary” means with respect to any Person, any Person over fifty percent (50%) of whose total voting share capital or other interest (including partnership interest) entitled (without regard to any contingency) to vote in the election of directors, managers, general partners or other Persons performing similar functions or trustees thereof, is, at any relevant time of determination, directly or indirectly, through one or more intermediate entities by contract or otherwise, owned or controlled by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person;

“Subsidiary Guarantee Agreement” means the agreement entitled “Subsidiary Guarantee Agreement” entered into on or about the same date hereof among the Subsidiary Guarantors and IFC pursuant to which the Subsidiary Guarantors guarantee the obligations of the Borrower under the IFC Financing Documents in accordance with the terms thereof;

“Subsidiary Guarantor” means each of (i) Companhia Nilza Cordeiro Herdy De Educação e Cultura, a corporation (sociedade anônima) organized and existing under the laws of the Country, (ii) Instituto de Ensino Superior do Piauí S.A., a corporation (sociedade anônima) organized and existing under the laws of the Country, (iii) Sociedade Educacional e Cultural Sergipe del Rey LTDA., a limited liability company (sociedade limitada) organized and existing under the laws of the Country, and (iv) any Subsidiary of the Borrower, whether existing on the date hereof or established, created or acquired thereafter, that adheres as Guarantor to the Subsidiary Guarantee Agreement;

“Subsidiary Guarantor Adherence Instrument” means a document pursuant to which a new Subsidiary Guarantor adheres to the Subsidiary Guarantee Agreement as Guarantor;

“Sustainability KPIs” means the two key performance indicators set forth in Schedule 11 (Sustainability Performance Targets);

“Sustainability KPI 1” means the total number of free consultations offered by eligible students;

“Sustainability KPI 1B” means the total number of free consultations offered by eligible students in vulnerable and highly vulnerable areas;

“Sustainability KPI 2” means, on any date of determination, the ratio for the five-year period ending on such date, resulting from dividing (i) the number of medicine undergraduate courses with a Conceito de Curso (CC) grade 4 and 5 by (ii) the total number of medicine undergraduate courses assessed by the MEC;

“Sustainability Linked Loan Framework” means the document issued by the Borrower and reviewed in the SPO Assessment defining the sustainability strategy, Sustainability KPIs to be monitored and the SPTs;

“Taxes” means any present or future taxes, withholding obligations, duties and other charges of whatever nature levied by any Authority;

“Term SOFR” means for any day such rate may be required for purposes of this Agreement, the forward-looking term rate based on SOFR for the relevant maturity as provided by the Term SOFR Administrator to, and published by, authorized distributors of Term SOFR at 6:00 a.m., New York time (or any amended publication time for Term SOFR, as specified by the Term SOFR Administrator in the CME Term SOFR benchmark methodology on the relevant rate setting day, provided, however, that if such rate is less than zero, Term SOFR shall be deemed to be zero and provided, further, that if such rate is not published on such day, IFC shall substitute such rate with such other rate as IFC may determine to be an appropriate successor or replacement for Term SOFR based on derivatives market practices then in effect;

“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator);

“Unscheduled Holiday” means a BRL Valuation Date that is not a Brazil Business Day and the market was not aware of such fact (by means of a public announcement or by reference to other publicly available information) until a time later than 9:00 a.m. local time in any of São Paulo, SP or Rio de Janeiro, RJ or Brasília, DF, Brazil, two (2) Brazil Business Days prior to the BRL Valuation Date;

“Washington Business Day” means a day when IFC’s headquarters located in Washington D.C., United States of America, are open to conduct operations; and

“World Bank” means the International Bank for Reconstruction and Development, an international organization established by Articles of Agreement among its member countries.

Section 1.02          Financial Calculations. (a) All financial calculations to be made under, or for the purposes of, this Agreement and any other IFC Financing Document shall be made in accordance with the Accounting Standards and, except as otherwise required in this Agreement or to conform to any provision of this Agreement, shall be calculated from the then most recently issued quarterly financial statements which the Borrower is obligated to furnish to IFC under Section 5.03(a)(Reporting Requirements).

(b)             Where quarterly financial statements from the last quarter of a Financial Year are used for the purpose of making certain financial calculations then, at IFC’s option, those calculations may instead be made from the audited financial statements for such Financial Year.

(c)              If a financial calculation is to be made under or for the purposes of this Agreement or any other IFC Financing Document on a Consolidated Basis, that calculation shall be made by reference to the sum of all amounts of similar nature reported in the relevant financial statements of each of the entities whose accounts are to be consolidated with the accounts of the Parent Company Guarantor plus or minus the consolidation adjustments customarily applied to avoid double counting of transactions among any of those entities, including the Parent Company Guarantor.

Section 1.03         Interpretation. In this Agreement, unless the context otherwise requires:

(a)              headings are for convenience only and do not affect the interpretation of this Agreement;

(b)             words importing the singular include the plural and vice versa;

(c)              a reference to an Annex, Article, party, Schedule or Section is a reference to that Article or Section of, or that Annex, party or Schedule to, this Agreement;

(d)             a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement; and

(e)              a reference to a party to any document includes that party’s successors and permitted assigns.

Section 1.04          Business Day Adjustment. (a) When an Interest Payment Date is not a Brazil, SOFR, and New York Business Day, then such Interest Payment Date shall be automatically changed to the next Brazil, SOFR, and New York Business Day in that calendar month (if there is one) or the preceding Brazil, SOFR and New York Business Day (if there is not).

(b)             When the day on or by which a payment (other than a payment of principal or interest) is due to be made is not a Brazil, SOFR, and New York Business Day, that payment shall be made on or by the next Brazil, SOFR, and New York Business Day in that calendar month (if there is one) or the preceding Brazil, SOFR, and New York Business Day (if there is not).

Section 1.05          Payments on Disbursements.

(a)              For the avoidance of doubt and for purposes of calculating the amount of any interest or principal payment due in relation to a Disbursement, the outstanding principal amount from time to time of that Disbursement may be reduced from time to time upon becoming payable in Dollar Equivalent amounts (whether as scheduled payments on any Principal Repayment Date or upon prepayment or acceleration), and in the event any such Dollar Equivalent amount is not paid by the Borrower when due, such Dollar Equivalent amount shall accrue interest in accordance with the provisions of Section 2.04 (Default Interest and Other Costs).

(b)             In respect of any Disbursement, when a disruption in the BRL/Dollar exchange markets results in IFC being unable to determine the Dollar Equivalent of any amount in respect of principal or interest required to be paid under this Agreement, the due date for the relevant payment of interest or principal in respect of such Disbursement shall be postponed, and upon IFC being able to determine the Dollar Equivalent in accordance with prevailing market practice, IFC shall notify the Borrower of the Dollar Equivalent so determined by, or advised to, IFC and the Borrower shall make the relevant payment of principal or interest two (2) New York Business Days after the date of such notice; provided, however, that for purposes of determining amounts of interest to be paid on such date, there shall be no adjustment in the Interest Period on which such payment is based.

(c)              Payment of the Dollar Equivalent of each Notional Reais Principal Amount (whether at scheduled maturity, upon prepayment or acceleration) shall be deemed to be repayment in full of the principal amount disbursed in respect of the relevant Disbursement.

ARTICLE II

The Loan

Section 2.01          The Loan. (a) Subject to the provisions of this Agreement, IFC agrees to lend, and the Borrower agrees to borrow, the Loan consisting of up to five hundred million Reais (R$500,000,000) (the “Maximum Reais Amount”). The Loan shall be disbursed in Reais in accordance with procedures described in Section 2.02 (Disbursement Procedures) and repaid in Dollars in Dollar Equivalent amounts. The Borrower may request Disbursements, at the Borrower’s discretion, in the form of one or more Disbursements.

(b)             IFC shall be under no obligation to make any Disbursement if, after giving effect to such Disbursement, the aggregate of all amounts disbursed to the Borrower would be in excess of the Maximum Reais Amount (as such amount may be reduced upon cancellation of the undisbursed portion of the Loan by IFC pursuant to Section 2.10 (Suspension or Cancellation by IFC) or cancellation of the undisbursed portion of the Loan by the Borrower pursuant to Section 2.11 (Cancellation by the Borrower)).

(c)              The proceeds of the Loan shall be used by the Borrower for the Expansion Program.

Section 2.02          Disbursement Procedure. (a) The Borrower may request a Disbursement at any time during the Availability Period by delivering a Disbursement Request to IFC substantially in the form of Schedule 2 (Form of Request for Disbursement), at least fifteen (15) Brazil and Washington Business Days prior to the proposed date of the Disbursement.

(b)             Each Disbursement shall be made in Reais to an account of the Borrower in the Country, all as specified by the Borrower in the relevant Disbursement Request.

(c)              Each Disbursement (other than the last one) shall be made in an amount of not less than one hundred million Reais (R$100,000,000) unless the amount available for Disbursement under the Loan is lower, in which case the Borrower may only request the amount available to be disbursed.

(d)             In connection with each Disbursement, IFC shall provide to the Borrower a Confirmation substantially in the form of Schedule 2A (Form of Confirmation) specifying the amount, currency, date and initial Interest Rate of the Disbursement, the amortization schedule and any other relevant terms of such Disbursement. The Borrower shall promptly sign any such Confirmation and return the same to IFC (it being understood and agreed, however, that such Confirmation is solely provided as a summary of the terms and conditions of the related Disbursement, and that the terms set forth in this Agreement shall be effective and enforceable against the Borrower regardless of whether or not the Borrower signs the related Confirmation).

(e)              The Borrower shall deliver to IFC a receipt, substantially in the form of Schedule 3 (Form of Loan Disbursement Receipt), within five (5) Brazil and Washington Business Days following each Disbursement.

Section 2.03       Interest. (a) Subject to the provisions of Section 2.04 (Default Rate Interest and Other Costs) and consistent with the provisions of Section 1.05 (Payments on Disbursements), the Borrower shall, on each Interest Payment Date, pay interest on the principal amount of the Loan outstanding during the immediately preceding Interest Period by paying interest on each Disbursement at the Interest Rate applicable to such Disbursement; provided that with respect to any Disbursement made less than fifteen (15) days before an Interest Payment Date, interest shall be paid on the second Interest Payment Date following the date of that Disbursement.

(b)             Interest on the Loan shall be calculated in Reais and converted into a Dollar amount, as set forth in Annex K (Methodology for Calculation of Loan Interest Payments on an Interest Payment Date), and shall be payable in Dollars on each Interest Payment Date as set forth in the Annex K at the bank account specified in Section 2.08(a) (Currency and Place of Payments).

(c)              In connection with and prior to each Interest Payment Date, IFC shall determine the interest amounts due under Section 2.03(b) (Interest) and, as soon as practicable thereafter, notify the Borrower of the same.

(d)             Interest on the Loan shall be payable in arrears on the Interest Payment Date immediately following the end of that Interest Period.

(e)              If following an SPT Observation Date and in accordance with Section 5.03(b) (Annual Financial Statements and Reports), (i) IFC receives an SPT Assessment confirming that as of such SPT Observation Date the Borrower has successfully achieved the SPT1 Targets, (ii) IFC is satisfied that the Borrower has achieved the SPT1 Targets and (iii) no Event of Default or Potential Event of Default has occurred and is continuing, IFC shall issue a notice (the “SPT1 Spread Rebate Confirmation Notice”). If any SPT Assessment delivered after the issuance of an SPT1 Spread Rebate Confirmation Notice shows a deterioration of the Sustainability KPI 1A or the Sustainability KPI 1B as compared, respectively, to the then applicable SPT1A Targets and SPT1B Targets IFC may, at its discretion, cancel any SPT1 Spread Rebate Confirmation Notice by giving written notice thereof to the Borrower (such notice, the “SPT1 Spread Rebate Cancellation Notice”). The SPT1 Spread Rebate and any cancellation thereof, shall become effective ten (10) Brazil and Washington Business Days after the date of, respectively, the SPT1 Spread Rebate Confirmation Notice or the SPT1 Spread Rebate Cancellation Notice.

(f)              If following an SPT Observation Date and in accordance with Section 5.03(b) (Annual Financial Statements and Reports), (i) IFC receives an SPT Assessment, confirming that as of such SPT Observation Date the Borrower has successfully achieved the SPT2 Targets, (ii) IFC is satisfied that the Borrower has achieved the SPT2 Targets and (iii) no Event of Default or Potential Event of Default has occurred and is continuing, IFC shall issue a notice (the “SPT2 Spread Rebate Confirmation Notice”). If any SPT Assessment delivered after the issuance of an SPT2 Spread Rebate Confirmation Notice shows a deterioration of the Sustainability KPI 2 as compared to then applicable SPT2 Targets, IFC may, at its discretion, cancel any SPT2 Spread Rebate Confirmation Notice by giving written notice thereof to the Borrower (such notice, the “SPT2 Spread Rebate Cancellation Notice”). The SPT2 Spread Rebate and any cancellation thereof, shall become effective ten (10) Brazil and Washington Business Days after the date of, respectively, the SPT2 Spread Rebate Confirmation Notice or the SPT2 Spread Rebate Cancellation Notice.

(g)             The determination by IFC, from time to time, of the applicable Interest Rate shall be final and conclusive and bind the Borrower (unless the Borrower shows to IFC’s satisfaction that the determination involves manifest error).

Section 2.04          Default Rate Interest and Other Costs. (a) Without limiting the remedies available to IFC under this Agreement or otherwise (and to the maximum extent permitted by applicable law), if the Borrower fails to make any payment of principal or interest (including interest payable pursuant to this Section) or any other payment provided for in Section 2.07 (Fees) when due as specified in this Agreement (whether at stated maturity or upon acceleration), the Borrower shall pay in respect of the amount of such payment due and unpaid as follows: if a payment default occurs with respect to amounts payable in Dollars (including, for the avoidance of doubt, any payment in respect of a Disbursement to be made in Dollars), interest at a rate per annum equal to the sum of (i) the Relevant Spread; (ii) two per cent (2.0%) per annum; (iii) the Credit Adjustment Spread; and (iv) Term SOFR for the date that is two (2) SOFR Banking Days prior to the commencement of the Interest Period in which such default occurs and reset on the second SOFR Banking Day preceding each succeeding Interest Period during which any amount remains unpaid; provided, however, that if a payment default occurs prior to the first Interest Payment Date under this Agreement (whether or not a disbursement has occurred), the applicable Term SOFR rate used to calculate default interest during the period in which an amount remains unpaid extending up to but excluding such first Interest Payment Date shall be Term SOFR for the date that is two (2) SOFR Banking Days prior to the date of this Agreement;

(b)             Interest at the rate or rates referred to in Section 2.04(a) shall accrue from the date on which payment of the relevant overdue amount became due until the date of actual payment of that amount (as well after as before judgment), and shall be payable on demand or, if not demanded, on each Interest Payment Date falling after any such overdue amount became due.

Section 2.05          Repayment. (a) Subject to Section 1.04 (Business Day Adjustment), the Borrower shall repay the Loan on the following Interest Payment Dates by repaying each Disbursement in accordance with the following percentages:

Interest Payment Date	Percentage of Notional Reais Principal Amount Due
April 15, 2027	14.3%
October 15, 2027	14.3%
April 15, 2028	14.3%
October 15, 2028	14.3%
April 15, 2029	14.3%
October 15, 2029	14.3%
April 15, 2030	14.2%

(b)             For the avoidance of doubt, with respect to any Disbursement, the principal amount to be repaid shall be the Dollar Equivalent of the Notional Reais Principal Amount, as provided in Section 1.05 (Payments on the Disbursements).

(c)              Any principal amount of the Loan repaid under this Agreement may not be re-borrowed.

Section 2.06          Prepayment. (a) Subject to Section 2.10 (Unwinding Costs), on or after April 15, 2027, the Borrower may voluntarily prepay all or any part of the Loan outstanding. In the case of any partial prepayment of any Disbursement, such partial prepayment shall be applied pro rata to all remaining payments of principal in respect of such Disbursement, on not less than ten (10) Washington Business Days’ prior notice to IFC, but only if:

(i)	the Borrower simultaneously pays the Dollar Equivalent of:
(A)	the prepayment premium specified in Section 2.06(b), and

(B)	all accrued interest on the amount of the Loan to be prepaid, and all other amounts then due and payable under this Agreement, including the amount payable under Section 2.10 (Unwinding Costs);
(ii)	for a partial prepayment, that prepayment is an amount not less than the Dollar Equivalent of fifty million (R$50,000,000) Reais; and
(iii)	if requested by IFC, the Borrower delivers to IFC, prior to the date of prepayment, evidence satisfactory to IFC that all necessary Authorizations with respect to the prepayment have been obtained.

(b)             On the date of any prepayment of the Loan in accordance with Section 2.06(a), the Borrower shall pay a prepayment premium consisting of the Dollar Equivalent Amount corresponding to 0.3% of the Notional Reais Principal Amount to be prepaid. The determination by IFC of the prepayment premium shall be final and conclusive and bind the Borrower (unless the Borrower shows to IFC’s satisfaction that the determination involves manifest error).

(c)              In the case of any partial prepayment of the Loan, (i) such partial prepayment shall be applied pro rata to all Disbursements and (ii) pro rata to the outstanding installments of principal in respect of each such Disbursement.

(d)             Upon delivery of a notice in accordance with Section 2.06, the Borrower shall make the prepayment in accordance with the terms of that notice.

(e)              Any principal amount prepaid under this Agreement, may not be reborrowed.

(f)              The Borrower shall comply with applicable laws of the Country in connection with any prepayment under this Section 2.06, including the making of any filings and/or registrations with the Banco Central do Brasil or any Authority, as applicable, prior to the making of, or in connection with, any such prepayment. If there are any Authorizations IFC deems necessary or appropriate in connection with any swap termination related to such prepayment, there shall be no prepayment hereunder unless and until such Authorization has been obtained, if applicable.

(g)             Without limiting the foregoing, in the event of any prepayment of the Loan prior to its scheduled maturity, the amount of principal and accrued interest to be paid by the Borrower with respect to Loan on the relevant prepayment date (excluding, for the avoidance of doubt, any default interest, prepayment premium, unwinding costs and any other costs and expenses relating thereto, all of which shall be calculated in accordance with the specific provisions of this Agreement) shall be calculated as set forth in Annex L (Methodology for Calculation of Payments upon Prepayment or Acceleration). Prior to the date of any such prepayment, IFC shall notify the Borrower of the relevant principal and accrued interest amounts due.

Section 2.07          Fees. (a) The Borrower shall pay to IFC:

(i)	a commitment fee equal to the Dollar Equivalent of a BRL amount calculated at the rate of [**] ([**]%) per annum on that part of the Loan that from time to time has not been disbursed or cancelled, beginning to accrue on the date of this Agreement;
(ii)	prorated on the basis of a 360-day year for the actual number of days elapsed; and

(iii)	payable semi-annually, in arrears, on each Interest Payment Date, the first such payment to be due on October 15, 2024.

(b)             The Borrower shall also pay to IFC:

(i)	a front-end fee equal to the Dollar Equivalent of a BRL amount equal to [**] ([**]%) of the Maximum Reais Amount, to be paid on the earlier of (x) the date which is thirty (30) days after the date of this Agreement and (y) the date immediately preceding the date of the first Disbursement;
(ii)	a portfolio supervision fee of $[**] per annum, payable upon receipt of a statement from IFC; and
(iii)	if the Borrower and IFC agree to restructure all or part of the Loan, the Borrower and IFC shall negotiate in good faith an appropriate amount to compensate IFC for the additional work of IFC staff required in connection with such restructuring.

Section 2.08          Currency and Place of Payments. (a) The Borrower shall make all payments of principal, interest, fees, and any other amount due to IFC under this Agreement in same day funds, to the account of IFC at Citibank, N.A., New York, New York, U.S.A., ABA#021000089, for credit to IFC’s account number 36085579, with reference to Investment No. 47855 or at such other bank or account in New York as IFC from time to time designates in writing to the Borrower. Payments must be received in IFC’s designated account no later than 1:00 p.m. New York time.

(b)             The payment obligations of the Borrower under this Agreement shall be discharged or satisfied only to the extent that (and as of the date when) IFC actually receives funds in the currency or currencies specifically required under this Agreement and in the account or accounts referred to in subsection (a) above, notwithstanding the tender or payment (including by way of recovery under a judgment) of any amount in any other currency.

(c)              Accordingly, the Borrower shall, as a separate obligation, or by way of indemnity, as the case may be, pay such additional amount as is necessary to enable IFC to receive, after conversion to Reais or Dollars, as the case may be, at a market rate and transfer to that account, the full amount due to IFC under this Agreement in Reais or Dollars, as the case may be, and in the account specified in subsection (a) above.

(d)             Notwithstanding the provisions of Section 2.08(a) and Section 2.08(b), IFC may require the Borrower to pay (or reimburse IFC) for any Taxes, fees, costs, expenses and other amounts payable by the Borrower in accordance with Section 2.13(a) (Taxes) and Section 2.14 (Expenses) in the currency in which they are payable, if other than Reais or Dollars.

Section 2.09          Allocation of Partial Payments. Subject to Section 2.06 (Prepayment), if at any time IFC receives less than the full amount then due and payable to it under this Agreement, IFC may allocate and apply the amount received as IFC in its sole discretion determines, notwithstanding any instruction that the Borrower may give to the contrary.

Section 2.10          Unwinding Costs. (a) If IFC or any Participant incurs any cost, expense or loss as a result of the Borrower:

(i)	failing to borrow in accordance with a request for Disbursement made pursuant to Section 2.02 (Disbursement Procedure);

(ii)	failing to prepay in accordance with a notice of prepayment in accordance with Section 2.06 (Prepayment);
(iii)	modifying the repayment schedule of the Loan or any Disbursement, whether at the request of the Borrower or in connection with any rescheduling or restructuring of the Loan;
(iv)	after acceleration of the Loan, paying all or a portion of the Loan on a date other than an Interest Payment Date;

then the Borrower shall pay to IFC the amount that IFC from time to time notifies to the Borrower as being the amount of those documented costs, expenses and losses incurred, no later than two (2) Brazilian and New York Business Day after the date of any such notification.

(b)             For the purposes of this Section, “costs, expenses or losses” include any documented premium, penalty or expense incurred to liquidate or obtain third party deposits, borrowings, hedges or swaps in order to make, maintain, fund or hedge all or any part of any Disbursement or in connection with the prepayment of all or part of any Disbursement or the modification of the repayment terms of any Disbursement.

Section 2.11          Suspension or Cancellation by IFC. (a) IFC may, by notice to the Borrower, suspend the right of the Borrower to Disbursements or cancel the undisbursed portion of the Loan in whole or in part:

(i)	if the first Disbursement has not been made by the date that is six (6) months after the date of this Agreement, or such other date as the parties agree;
(ii)	if any Event of Default has occurred and is continuing or if the Event of Default specified in Section 6.02(e) (Expropriation, Nationalization, Etc.) is, in the reasonable opinion of IFC, imminent;
(iii)	if any event or condition has occurred which (A) has a Material Adverse Effect , or (B) could reasonably be expected to have a Material Adverse Effect, as reasonably determined by IFC; provided that with respect to item (B) hereof, IFC has previously notified the Borrower of its concerns with respect to such event or condition; or
(iv)	on or after the last day of the Availability Period.

(b)             Upon the giving of any such notice, the right of the Borrower to any further Disbursement shall be suspended or cancelled, as the case may be. The exercise by IFC of its right of suspension shall not preclude IFC from exercising its right of cancellation, either for the same or any other reason specified in Section 2.11(a) and shall not limit any other provision of this Agreement. Upon any cancellation the Borrower shall, subject to paragraph (c) of this Section 2.11, pay to IFC all fees and other amounts accrued (whether or not then due and payable) under this Agreement up to the date of that cancellation. A suspension shall not limit any other provision of this Agreement.

(c)              In the case of partial cancellation of the Loan pursuant to paragraph (a) of this Section 2.11, or Section 2.12(a) (Cancellation by the Borrower), interest on the amount then outstanding of the Loan remains payable as provided in Section 2.03 (Interest).

Section 2.12         Cancellation by the Borrower. (a) The Borrower may, by notice to IFC, irrevocably request IFC to cancel the undisbursed portion of the Loan, in whole or in part, on the date specified in that notice (which shall be a date not earlier than 30 days after the date of that notice).

(b)             IFC shall, by notice to the Borrower, cancel the undisbursed portion of the Loan effective as of that specified date if, subject to Section 2.12(c), IFC has received all fees and other amounts accrued (whether or not then due and payable) under this Agreement up to such specified date.

(c)              Any portion of the Loan that is cancelled under this Section 2.12 may not be reinstated.

Section 2.13          Taxes. (a) The Borrower shall pay or cause to be paid all Taxes (other than Taxes, if any, payable on the overall income of IFC) on or in connection with the payment of all amounts due under this Agreement, and make all payments under this Agreement without deducting any present or future taxes whatsoever by whomsoever levied or imposed in connection with the payment of any amount under this Agreement; provided that, if the Borrower is prevented under applicable law from making payments without deduction, the Borrower shall, in each case, pay to IFC an increased amount such that, after deduction, IFC receives the full amount it would have received had that payment been made without deduction.

(b)             Section 2.13(a) does not apply to Taxes which directly result from a Participant having its principal office in the Country or having or maintaining a permanent office or establishment in the Country, if and to the extent that such permanent office or establishment acquires the relevant Participation.

Section 2.14          Expenses. (a) The Borrower shall pay or, as the case may be, reimburse IFC or its assignees any amount paid by them on account of, all Taxes (including stamp taxes), duties, fees or other charges payable on or in connection with the execution, issue, delivery, registration or notarization of the IFC Financing Documents and any other documents related to this Agreement or any other IFC Financing Document.

(b)             The Borrower shall pay to IFC or as IFC may direct:

(i)	the reasonable and documented fees and expenses of IFC’s counsel incurred in connection with:
(A)	the preparation of the investment by IFC provided for under this Agreement and any other IFC Financing Document;
(B)	the preparation and/or review, execution and, where appropriate, translation and registration of the IFC Financing Documents and any other documents related to them;
(C)	the giving of any legal opinions required by IFC under this Agreement and any other IFC Financing Document;
(D)	the administration by IFC of the investment provided for in this Agreement or otherwise in connection with any amendment, supplement or modification to, or waiver under, any of the IFC Financing Documents;
(E)	the registration (where appropriate) and the delivery of the evidence of indebtedness relating to the Loan and its Disbursement; and

(F)	the occurrence of any Event of Default or Potential Event of Default; and
(ii)	the documented costs and expenses incurred by IFC in relation to efforts to enforce or protect its rights under any IFC Financing Document, or the exercise of its rights or powers consequent upon or arising out of the occurrence of any Event of Default or Potential Event of Default, including legal and other professional consultants’ fees.

Section 2.15          Illegality of Participation. If IFC has sold a Participation in the Loan and after the date of this Agreement, any change made in any applicable law or regulation or official directive (or its interpretation or application by any Authority charged with its administration) (herein the “Relevant Change”) makes it unlawful for the Participant acquiring that Participation to continue to maintain or to fund that Participation:

(a)              the Borrower shall, upon request by IFC (but subject to any applicable Authorization having been obtained), on the earlier of (x) the next Interest Payment Date and (y) the date that IFC advises the Borrower is the latest day permitted by the Relevant Change, prepay in full that part of the Loan that IFC advises corresponds to that Participation;

(b)             concurrently with the prepayment of the part of the Loan corresponding to the Participation affected by the Relevant Change, the Borrower shall pay all accrued interest, Increased Costs (if any) on that part of the Loan (and, if that prepayment is not made on an Interest Payment Date, any amount payable in respect of the prepayment under Section 2.10 (Unwinding Costs)); and

(c)              the Borrower agrees to take all reasonable steps to obtain, as quickly as possible after receipt of IFC’s request for prepayment, the Authorization referred to in Section 2.15(a) if any such Authorization is then required.

Section 2.16          Promissory Notes.

(a)              To further evidence its obligation to repay the Loan, and to pay accrued interest, the Borrower shall issue and deliver to or at the order of IFC, on each Disbursement date, two sets of promissory notes comprised of (i) seven (7) promissory notes, each for a portion of the principal amount of such Disbursement equal to the percentage of each repayment instalment in accordance with the table in Section 2.05 (Repayment) (a “Principal Promissory Note”) and (ii) one (1) promissory note for interest payable on the principal of the Principal Promissory Notes in accordance with the provisions of Section 2.03 (Interest) and Section 2.04 (Default Interest) hereof, as reflected in such promissory note (an “Interest Promissory Note”), all of which shall bear the guarantee (aval) of each of the Guarantors, on a joint and several basis and shall be substantially in the form of Annex M (Forms of Principal Promissory Note and Interest Promissory Note). At IFC’s reasonable request, the Borrower shall execute and deliver one or more new Promissory Notes satisfactory to IFC to substitute for one or more Promissory Notes previously delivered hereunder, provided that, concurrently with the delivery of the new Promissory Note(s), IFC shall return to the Borrower the respective Promissory Notes previously delivered hereunder (or an affidavit of loss, theft or destruction in customary form, which shall indicate that such previously delivered Promissory Note shall be of no further force and effect). The issuance, execution and delivery of any Promissory Note pursuant to this Agreement shall not be construed as a novation hereunder or under any other agreement between IFC and the Borrower and shall not affect the obligations of the Borrower hereunder, and the rights and claims of IFC under any Promissory Note shall not replace or supersede its rights and claims hereunder.

(b)             Notwithstanding the above, within thirty (30) Brazil and Washington Business Days following the issuance by IFC of (i) an SPT1 Spread Rebate Confirmation Notice, (ii) an SPT2 Spread

Rebate Confirmation Notice, (iii) an SPT1 Spread Rebate Cancellation Notice or (iv) an SPT2 Spread Rebate Cancellation Notice, as the case may be, the Borrower shall execute, notarize and deliver to IFC and its assigns, if any, new Interest Promissory Notes to substitute for the Interest Promissory Note(s) then being held by IFC and its assigns, if any, each such new Interest Promissory Note reflecting the applicable Relevant Spread after giving effect to any such notice, provided that on the date the Borrower delivers the new Interest Promissory Notes reflecting the applicable Relevant Spread, IFC shall return to the Borrower the respective Interest Promissory Notes previously delivered (or an affidavit of loss, theft or destruction in customary form, which shall indicate that such previously delivered Promissory Note shall be of no further force and effect).

(c)              Subject to the provisions of Section 2.17 (Acceleration of Promissory Notes), (i) within thirty (30) days from the repayment by the Borrower of an installment of principal in accordance with Section 2.05 (Repayment), IFC shall deliver to the Borrower the Principal Promissory Notes corresponding to such repayment, and (ii) within thirty (30) days following the date of repayment of the last installment of principal in accordance with Section 2.05 (Repayment), and payment of interest thereon in accordance with Section 2.03 (Interest) and Section 2.04 (Default Interest), as applicable, IFC shall deliver to the Borrower, together with the Principal Promissory Notes corresponding to such last instalment, all Interest Promissory Notes.

(d)             The Borrower hereby represents and warrants that each Promissory Note when issued, executed and delivered to IFC, will be a promissory note duly issued, executed and delivered by or on behalf of the Borrower and each of the Guarantors (por aval) and will (i) constitute an irrevocable acknowledgment of debt on its part to IFC, and a binding and enforceable obligation of the Obligors in accordance with its terms, and (ii) entitle IFC to all rights attached to the enforcement of promissory notes by law in addition to any rights and remedies of IFC under this Agreement. Notwithstanding the foregoing, payment of any amounts due under a Promissory Note shall pro tanto discharge the obligation of the Borrower and the Guarantors to repay the corresponding portion of the Loan or the interest thereon, to which such Promissory Note relates.

Section 2.17          Acceleration of Promissory Notes. To the extent permitted by law, in the event that repayment of the Loan shall have for any reason been accelerated pursuant to the provisions of Section 6.01 (Acceleration after Default), all Promissory Notes may be declared by IFC to be immediately due and payable notwithstanding any provision herein or therein to the contrary, and the same shall thereupon become immediately due and payable without any further notice and without any presentment, demand or protest of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE III
Representations and Warranties

Section 3.01          Representations and Warranties. The Borrower represents and warrants that:

(a)              Organization and Authority. Each of the Obligors and each of their respective Subsidiaries has been duly incorporated, organized, registered or formed and is validly existing under the laws of the jurisdiction of its organization, registration or formation and has the corporate power – and has obtained all required Authorizations - to (i) own or lease its assets, conduct its business as presently conducted and (ii) to enter into, and comply with its obligations under, the IFC Financing Documents to which it is a party or will, in the case of any IFC Financing Document not executed as at the date of this Agreement, when that IFC Financing Document is executed, have the corporate power to enter into, and comply with its obligations under, that IFC Financing Document;

(b)             Validity. Each IFC Financing Document to which each Obligor is a party has been, or will be, duly authorized and executed by such Person and constitutes, or will, when executed, constitute, a valid and legally binding obligation of such Person, enforceable in accordance with its terms (except as the enforcement thereof may be limited by Debtor Relief Laws and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law)) and none of the agreements listed in Section 4.01(a) (Conditions of First Disbursement) has been, or will be, amended or modified except as permitted under this Agreement;

(c)              No Conflict. Neither the making of any IFC Financing Document to which any of the Obligors is a party nor (when all the Authorizations referred to in Section 4.01(c) (Conditions of First Disbursement) have been obtained) the compliance with its terms will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default or require any consent under, any indenture, mortgage, agreement or other instrument or arrangement to which such Person is a party or by which it is bound, or violate any of the terms or provisions of such Person’s Charter or any Authorization, judgment, decree or order or any statute, rule or regulation applicable to such Person;

(d)             Status of Authorizations. To the best of the Borrower’s knowledge after due inquiry, the Authorizations specified in Annex B (Borrower/Transaction Authorizations) are all the Authorizations (other than Authorizations that are of a routine nature and are obtained in the ordinary course of business) needed by each of the Obligors and each of their respective Subsidiaries to (i) conduct its business and carry out the Expansion Program, except for any authorization (x) the absence of which is being contested in good faith or (y) that is being renewed in the ordinary course in accordance with applicable law; and (ii) comply with its obligations under this Agreement and each of the other IFC Financing Documents to which it is a party, and those Authorizations have all been obtained and are in full force and effect;

(e)              [Reserved]

(f)              No Immunity. Neither the Obligors nor any of their respective Subsidiaries nor any of their respective property enjoys any right of immunity from set-off, suit or execution with respect to their respective assets or their respective obligations under any IFC Financing Document;

(g)             Disclosure. The information provided by the Obligors to IFC relating to the Obligors, their respective Subsidiaries and the Expansion Program was and continues to be true and accurate in all material respects and does not contain any information which is misleading in any material respect nor does it omit any information the omission of which makes the information contained in it misleading in any material respect;

(h)             Financial Condition. Since December 31, 2023, neither of the Obligors nor any of their respective Subsidiaries has suffered any change that had a Material Adverse Effect;

(i)               Financial Statements. The Consolidated and unconsolidated financial statements of the Obligors for the period ending on December 31, 2023:

(i)	have been prepared in accordance with the Accounting Standards, and give a true and fair view of the financial condition of each of the Obligors and their respective Subsidiaries as of the date as of which they were prepared and the results of the operations of each of the Obligors and their respective Subsidiaries during the period then ended; and

(ii)	disclose all liabilities (contingent or otherwise) of each Obligor and the reserves, if any, for such liabilities (provided that Non-Material Liabilities are not required to be individually disclosed therein);

(j)               Employee Benefit Plans. Each of the Obligors is in compliance in all material respects with its respective obligations relating to all employee benefit plans established, maintained or contributed to by it under and as required by applicable law, and does not have outstanding any liabilities, in an amount equal to or exceeding in the aggregate, with respect to any such employee benefit plan, five million Reais (R$5,000,000);

(k)             Title to Assets and Permitted Liens. (i) Each of the Obligors has good and marketable title to all of the assets purported to be owned by it and possesses a valid leasehold interest in all assets which it purports to lease, in all cases free and clear of all Liens, other than Permitted Liens, and no contracts or arrangements, conditional or unconditional, exist for the creation by any of the Obligors of any Lien, and (ii) all the Investments in an amount equal to or exceeding ten million Reais (R$10,000,000) of each of the Obligors and their respective Subsidiaries are set forth in Annex C (Investments);

(l)               Financial Debt. Annex D (Financial Debt) (which may be updated in writing at least ten (10) Brazil and Washington Business Days prior to each proposed date of Disbursement to include any Financial Debt incurred in accordance with this Agreement since the most recently delivered Annex D) sets forth all Financial Debt of each of the Obligors and their respective Subsidiaries with an individual amount equal to or exceeding forty million Reais (R$40,000,000), and there exists no outstanding default thereunder;

(m)            Taxes. Except as disclosed in Annex Q (Litigation; Disputed Taxes), all tax returns and reports of the Obligors and their respective Subsidiaries required by law to be filed have been duly filed (except where such non filing is inadvertent, has no material consequences and will be promptly remedied) and all Taxes, obligations, fees and other governmental charges upon each of the Obligors and their respective Subsidiaries, or their respective properties, income or assets, which are due and payable or to be withheld, have been paid or withheld, other than payments or withholdings of immaterial amounts and those presently payable without penalty or interest. All tax proceedings disclosed in Annex Q (Litigation; Disputed Taxes) are currently being contested in good faith by appropriate proceedings and the Obligors have made or provide adequate reserves, guarantees or judicial deposits in connection thereto, all in accordance with the Accounting Standards;

(n)             Litigation. Except as disclosed in Annex Q (Litigation; Disputed Taxes), neither the Obligors nor any of their respective Subsidiaries is engaged in nor, to its knowledge, threatened by, any litigation, arbitration or administrative proceedings, the outcome of which, if adversely determined, could reasonably be expected to have a Material Adverse Effect. Any unfavorable final judgments on the Declaratory Action of Constitutionality No. 81/2022 filed by the Brazilian National Association of Private Universities before the Brazilian Supreme Court and the Direct Action to Render Unconstitutionality No. 7187/2022 filed by the Council of Brazilian University Deans before the Brazilian Supreme Court could not reasonably be expected to have a Material Adverse Effect;

(o)             Compliance with Law.

(i)	To the best of its knowledge and belief, after due inquiry, neither the Obligors nor any of their respective Subsidiaries is in violation of any statute or regulation of any Authority in connection with the conduct of its respective business or ownership of its respective property, except in such instances in which (a) such violation is being contested in good faith by appropriate proceedings diligently conducted or is being remedied as per any decision by or a compromise with a competent Authority or court, and in respect of which, where relevant, it has made adequate reserves or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(ii)	No judgment or order in an amount equal to or exceeding, individually, five million Reais (R$5,000,000) or in the aggregate, fifty million Reais (R$50,000,000) has been issued which has or could reasonably be expected to have a Material Adverse Effect.

(p)             Environmental Matters.

(i)	To the best of its knowledge and belief, after due inquiry, as of the date of this Agreement, there are no material environmental or social risks or issues in respect of any of the Obligors’ Operations or any of their respective Subsidiaries’ Operations other than those identified in the E&SA;
(ii)	None of the Obligors nor any of their respective Subsidiaries has received nor is aware of (i) any existing or threatened material complaint, order, directive, claim, citation or notice from any Authority or (ii) any material written communication from any Person, in either case, concerning its Operations’ failure to comply with any matter covered by the Performance Standards which has, or could reasonably be expected to have, a Material Adverse Effect or any material impact on the implementation or operation of its Operations in accordance with the Performance Standards;

(q)             Labor Matters. There are no ongoing or, to the best knowledge of each Obligor after due inquiry, threatened, material strikes, slowdowns or work stoppages by employees of any of the Obligors or any of their respective Subsidiaries;

(r)              Use of Proceeds. The proceeds of the Loan shall be utilized to finance the Expansion Program;

(s)              Subsidiaries. The entities listed on Annex A (Subsidiaries) are the only Subsidiaries of the Obligors and Annex A (Subsidiaries) correctly sets forth, as of the date hereof and the date of the first Disbursement, (i) the percentage ownership (direct and indirect) of each of the Borrower and the Parent Company Guarantor in each class of capital stock of each of its respective Subsidiaries, and the direct owner thereof and (ii) the percentage ownership (direct and indirect) of each holder in each class of capital stock of the Obligors and the direct owner thereof;

(t)               Governing Law and Enforcement. The choice of New York law as the governing law of the IFC Financing Documents which purport to be governed thereby will be recognized and enforced in the Country. Any judgment obtained in New York in relation to an IFC Financing Document will be recognized and enforced in the Country, provided that such judgment has been previously recognized by the Superior Court of Justice of Brazil (Superior Tribunal de Justiça) in the form provided in its internal regulations;

(u)             Sanctionable Practices. Neither of the Obligors nor any of their respective Subsidiaries, nor any of their respective Affiliates, nor any Person acting on its or any of their behalf, has committed or engaged in, with respect to any of the Obligors’ Operations or any transaction contemplated by this Agreement, any Sanctionable Practice;

(v)             UN Security Council Resolutions. Neither the Obligors nor any of their respective Subsidiaries has entered into any transaction nor engaged in any activity prohibited by any resolution of the United Nations Security Council under Chapter VII of the United Nations Charter; and

(w)            No Material Omissions. None of the representations and warranties in this Section 3.01 omits any matter the omission of which makes any of such representations and warranties misleading.

Section 3.02          IFC Reliance. The Borrower acknowledges that it makes the representations and warranties in Section 3.01 (Representations and Warranties) with the intention of inducing IFC to enter into this Agreement and the other IFC Financing Documents (and the Participants to enter into the Participation Agreement) and that IFC enters into this Agreement and the other IFC Financing Documents (and the Participants will enter into the Participation Agreement) on the basis of, and in full reliance on, each of such representations and warranties.

ARTICLE IV
Conditions of Disbursement

Section 4.01          Conditions of First Disbursement. The obligation of IFC to make the first Disbursement is subject to the fulfillment prior to or concurrently with the making of that first Disbursement of the following conditions:

(a)              IFC Financing Documents. Each IFC Financing Document, in form and substance satisfactory to IFC, have been entered into by all parties to them and have become (or, as the case may be, remain) unconditional and fully effective in accordance with their respective terms (except for this Agreement having become unconditional and fully effective, if that is a condition of any of those agreements), and IFC has received a copy of each of those agreements to which it is not a party;

(b)             Certificate of Incumbency and Authority. IFC has received a Certificate of Incumbency and Authority from each of the Obligors, in the form of Schedule 1 (Form of Certificate of Incumbency and Authority), dated the date of the first Disbursement, together with copies of (as applicable) the Charter as in effect on the date thereof, certificate of registration of exempted company, by-laws, statutory registers, certificate of good standing, resolutions and powers of attorney referred to in such Certificate of Incumbency and Authority, including, without limitation, resolutions of the Borrower and of each of the Subsidiary Guarantors approving the execution of the IFC Financing Documents, duly filed (i.e., protocolados) with the appropriate Board of Trade (Junta Comercial) in the Country, and all of the foregoing shall be in form and substance satisfactory to IFC;

(c)              Authorizations. The Borrower has obtained or has caused the Obligors to obtain and has provided to IFC copies of, all Authorizations listed in Annex B (Borrower/Transaction Authorizations), and such other Authorizations that may become necessary for:

(i)	the Loan;
(ii)	the due execution, delivery, validity and enforceability of, and performance by each of the Obligors of their respective obligations under this Agreement and the other IFC Financing Documents, and any other documents necessary or desirable to the implementation of any of those agreements or documents; and
(iii)	the remittance to IFC or its assigns in Dollars of all monies payable with respect to the IFC Financing Documents;

and all those Authorizations are in full force and effect;

(d)             Legal Opinions. IFC has received a legal opinion (i) from Mello Torres Advogados and concurred in by counsel for the Obligors covering the topics listed in Schedule 4 (Matters to be Covered in Local Counsel Legal Opinion) and such other Brazilian law matters relating to the transactions contemplated by this Agreement as IFC may reasonably request, and (ii) from Walkers (Cayman) LLP covering such Cayman law matters relating to the transactions contemplated by this Agreement as IFC may reasonably request;

(e)              Insurance. IFC has received copies of all insurance policies required to be obtained pursuant to Section 5.04 (Insurance) and Annex F (Insurance Requirements).

(f)              Fees. IFC has received the fees which Section 2.07 (Fees) requires to be paid before the date of the first Disbursement and all other amounts then due under this Agreement;

(g)             Legal Fees and Expenses. IFC has received the reimbursement of all invoiced fees and expenses of IFC’s counsel as provided in Section 2.14(b)(i) (Expenses) or confirmation that those fees and expenses have been paid directly to that counsel;

(h)             Authorization of Auditors. IFC has received a copy of the authorization to the Auditors referred to in Section 5.01(f) (Affirmative Covenants);

(i)               Solvency. IFC has received a solvency certificate in the form of Schedule 5 (Form of Solvency Certificate) from the chief financial officer of each of the Obligors;

(j)               Appointment of Process Agent. The Borrower has delivered to IFC evidence, substantially in the form of Schedule 6 (Form of Service of Process Letter), of appointment by each Obligor of the Process Agent pursuant to Section 7.05 (Applicable Law and Jurisdiction), and Section 7.05 of the Parent Company Guarantee Agreement and Section 7.05 of the Subsidiary Guarantee Agreement;

(k)             Environmental Matters. The Borrower has completed and delivered to IFC an Action Plan and is in compliance with such Action Plan;

(l)               BCB Report. The Borrower has delivered to IFC evidence, in form and substance satisfactory to IFC, that the BCB Report has been properly filed in a timely manner and remains in full force and effect; and

(m)            SPO Assessment. The Borrower has delivered to IFC the SPO Assessment, in form and substance satisfactory to IFC.

Section 4.02          Conditions of All Disbursements. The obligation of IFC to make any Disbursement, including the first Disbursement, is also subject to the conditions that:

(a)              No Default. No Event of Default and no Potential Event of Default has occurred and is continuing;

(b)             Use of Proceeds. The proceeds of that Disbursement are, at the date of the relevant request, needed by the Borrower for the purposes described in Section 3.01(r) (Use of Proceeds), or will be used solely for that purpose within three (3) months of that date; and are not in reimbursement of, or to be used for, expenditures in the territories of any country that is not a member of the World Bank or for goods produced in or services supplied from any such country;

(c)              No Material Adverse Effect. Since December 31st, 2023, nothing has occurred which has or could reasonably be expected to have a Material Adverse Effect;

(d)             No Material Loss or Liability. Since December 31st, 2023, the Obligors and their respective Subsidiaries have not incurred any material loss or liability (except such liabilities as may be incurred in accordance with Section 5.02 (Negative Covenants));

(e)              Representations and Warranties. The representations and warranties made in Article III are true and correct in all material respects on and as of the date of that Disbursement with the same effect as if those representations and warranties had been made on and as of the date of that Disbursement (but in the case of Section 3.01(c) (Representations and Warranties), without the words in parentheses);

(f)              Legal Opinions. IFC has received (if it so reasonably requires in connection with any Disbursement requested after the first Disbursement) a legal opinion or opinions in form and substance satisfactory to IFC, of IFC’s counsel in the Country, and, if requested by IFC, concurred in by counsel for the Borrower, with respect to any matters relating to the fulfillment and/or satisfaction of the conditions set forth herein for such Disbursement, changes in law, and compliance with regulatory, environmental, social, integrity or compliance matters;

(g)             No Violations. After giving effect to that Disbursement, none of the Obligors would be in violation of:

(i)	its Charter, other than non-material lapses or oversights in the implementation of the Charter;
(ii)	any provision contained in any material agreement to which it is a party (including this Agreement) or by which it is bound; or
(iii)	any law, rule, regulation, Authorization or agreement or other document binding on it directly or indirectly limiting or otherwise restricting its borrowing or guarantee power or authority or its ability to borrow or guarantee;

(h)             Financial Ratios. (Without limiting the generality of Section 4.02(g) (Conditions of all Disbursements)), after taking into account the amount of that Disbursement and any other Long-term Debt incurred by the Borrower after the date of the latest financial statements of the Borrower delivered to IFC pursuant to Section 5.03(a) (Quarterly Financial Statements and Reports), the Parent Company Guarantor is in compliance with the financial covenant set forth in Section 5.01(m) (Financial Ratios) on a Pro Forma Basis;

(i)               Environmental Matters. The Borrower has satisfied all conditions specified in the Action Plan as conditions for the applicable Disbursement; and

(j)               Promissory Notes. IFC has received seven (7) Principal Promissory Notes and one (1) Interest Promissory Note with respect to such Disbursement, in accordance with Section 2.16 (Promissory Notes) and in form and substance satisfactory to IFC.

Section 4.03          Borrower’s Certification. The Borrower shall deliver to IFC with respect to each request for Disbursement:

(a)              certifications, in the form included in Schedule 2 (Form of Request for Disbursement), relating to the conditions specified in Section 4.02 (Conditions of All Disbursements) (other than the condition in Section 4.02(g)) expressed to be effective as of the date of that Disbursement, and in the case of Section 4.02(d), also certified by the Auditors if IFC so requires; and

(b)             such evidence as IFC may reasonably request of the proposed utilization of the proceeds of that Disbursement or the utilization of the proceeds of any prior Disbursement.

Section 4.04          Conditions for IFC Benefit. The conditions in Section 4.01 through Section 4.04 are for the benefit of IFC and may be waived only by IFC in its sole discretion.

ARTICLE V
Particular Covenants

Section 5.01          Affirmative Covenants. Unless IFC otherwise agrees in writing, the Borrower shall (and shall cause each of its Subsidiaries to):

(a)              Corporate Existence; Conduct of Business. (i) Maintain its and its Subsidiaries’ existence except (1) as permitted under Section 5.02(p) (Asset Sales) or (2) if any Subsidiary is wound up, liquidated or dissolved pursuant to a Borrower Permitted Merger; and (ii) keep in full force and effect its material rights, franchises, licenses, permits, copyrights, trademarks and patents, and (iii) comply with its Charter, conduct its Operations with due diligence and efficiency and in accordance with sound industry, financial and business practices;

(b)             Use of Proceeds; Compliance with Law. Apply the proceeds of the Loan exclusively as set forth in Section 3.01(r) (Use of Proceeds), comply in all material respects (or, in the case of Applicable E&S Law, in all respects) with all applicable law, statutes, regulations and orders of, and all applicable restrictions imposed by, all Authorities in respect of its Operations and the ownership of its property (including applicable law, statutes, regulations, orders and restrictions relating to environmental standards and controls), except in such instances in which such non-compliance is being contested in good faith by appropriate proceedings diligently conducted or is being remedied as per any decision by or a compromise with a competent Authority or court, and in respect of which, where relevant, it has made adequate reserves;

(c)              Accounting and Financial Management. Maintain an accounting and control system, management information system and books of account and other records, which together adequately reflect truly and fairly the financial condition of the Borrower and its Subsidiaries and the results of their respective operations in conformity with the Accounting Standards;

(d)             Taxes. Pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it; provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with the Accounting Standards;

(e)              Auditors. Maintain at all times a firm of Acceptable Auditors as auditors of the Borrower and, if and when required under the Accounting Standards for purposes of preparing Consolidated financial statements, the Subsidiaries;

(f)              Authorization to Auditors. Irrevocably authorize, in the form of Schedule 7 (Form of Letter to Borrower’s Auditors), the Auditors (whose fees and expenses shall be for the account of the Borrower) to communicate directly with IFC (copying the Borrower in any written communication) at any time regarding the Borrower’s or any of its Subsidiary’s accounts and operations, and provide to IFC a copy of that authorization, and, no later than 30 days after any change in Auditors, issue a similar authorization to the new Auditors and provide a copy thereof to IFC;

(g)             CAO Access. Upon written request from IFC, permit representatives of IFC and the CAO, during normal business hours, to:

(A)	visit any of the sites and premises where the business of the Borrower or any of its Subsidiaries is conducted;
(B)	inspect any sites, facilities, plants and equipment of the Borrower and any of its Subsidiaries;
(C)	have access to the books of account and all records and any of its Subsidiaries (including electronic and hard copy files); and
(D)	have access to those employees, agents, contractors and subcontractors of the Borrower and any of its Subsidiaries who have or may have knowledge of matters with respect to which IFC or CAO seeks information;

in each case, subject to any applicable laws and regulations, so long as no Potential Event of Default or Event of Default has occurred and is continuing, upon five (5) Brazil Business Days’ prior notice; provided that such access shall be for the purpose of carrying out the CAO’s role under the CAO Policy, and provided further that in carrying out its work, the CAO may disclose information gathered during its activities, subject to the provisions and requirements of the AIP and of the CAO Policy;

(h)             Social & Environmental Requirements. Undertake its respective Operations in compliance with (i) all Applicable E&S Law, (ii) the Action Plan and (iii) the Performance Standards;

(i)               Annual Monitoring Report. (i) Annually review the form of the Annual Monitoring Report and, following such review, (ii) consult with IFC as to whether revision of the form is necessary or appropriate in light of changes to the Borrower’s or its Subsidiaries’ Operations, or in light of environmental or social risks identified by the Borrower’s E&S Management System; and (iii) revise the form, if necessary or appropriate, as agreed with IFC;

(j)               E&S Management System. Ensure the continuing operation of the E&S Management System to assess and manage environmental and social performance of the Borrower’s and its Subsidiaries’ Operations in compliance with (i) all Applicable E&S Law, (ii) the Action Plan, and (iii) the Performance Standards in all material respects;

(k)             Authorizations. (i) obtain and maintain in force (and where appropriate, renew in a timely manner) all Authorizations, including without limitation the Authorizations specified in Annex B (Borrower/Transaction Authorizations), which are necessary for the implementation of the Expansion Program, the carrying out of the business and Operations of the Borrower and its Subsidiaries generally and the compliance by the Borrower and its Subsidiaries with all their respective obligations under the IFC Financing Documents, except with respect to Authorizations that relate to the Borrower’s and its Subsidiaries’ Operations which (A) are being contested in good-faith pursuant administrative or judicial proceedings, or (B) are in the process of being timely renewed under the applicable law, provided that (1) any Authorization that is required for the continuation of the Operations of the Borrower and any of its Subsidiaries in the ordinary course of business shall be maintained in effect during any renewal process and

(2) no Material Adverse Effect could reasonably be expected to occur during or as a result of, the pendency of such renewal of any such Authorization; and

(ii)	comply in all material respects with all the conditions and restrictions contained in, or imposed on the Borrower or any of its Subsidiaries by, those Authorizations;

(l)               Pension Plans. Comply with all material requirements relating to any pension or employee benefit plans, pursuant to and in accordance with applicable law;

(m)            Financial Ratios. With respect to the Parent Company Guarantor, maintain as of the last day of each quarter of each Financial Year an Adjusted Net Debt to EBITDA Ratio of not more than 3.0x, on a Consolidated Basis; and

(n)             Aggregate EBITDA Amount; Additional Subsidiary Guarantor. (i) Ensure that as of June 30th and December 31st of each Financial Year, the Aggregate EBITDA Amount for the relevant Calculation Period is at least equal to the EBITDA Threshold; and

(ii)	If on any relevant day of calculation, the Aggregate EBITDA Amount for the Calculation Period is less than the EBITDA Threshold, then the Borrower shall cause one or more of its Subsidiaries to become Subsidiary Guarantors by signing a Subsidiary Guarantor Adherence Instrument within thirty (30) days of the relevant day of calculation so as to ensure that the Aggregate EBITDA Amount, calculated upon such Subsidiaries becoming Subsidiary Guarantors on a Pro Forma Basis, is at least equal to the EBITDA Threshold for such relevant day of calculation.

Section 5.02          Negative Covenants. Unless IFC otherwise agrees in writing, the Borrower shall not, and shall cause each of its Subsidiaries not to:

(a)              Restricted Payments. Declare or pay any Restricted Payment, except that:

(i)	any Subsidiary of the Borrower may declare and pay Restricted Payments to the Borrower or to any wholly-owned Subsidiary of the Borrower;
(ii)	any partially-owned Subsidiary may declare and pay Restricted Payments to its stockholders, provided that the Borrower and its Subsidiaries must receive at least their proportionate share of any Restricted Payments paid by such Subsidiary;
(iii)	the Borrower and its Subsidiaries may declare and pay cash dividends or interest on own capital (juros sobre capital próprio) expressly required to be paid under applicable law; and
(iv)	the Borrower may declare and pay Restricted Payments if, at the time of and after giving effect to such Restricted Payment (i) no Potential Event of Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) the Parent Company Guarantor is in compliance with the financial covenant set forth in Section 5.01(m) (Financial Ratios) and the corresponding section of the Parent Company Guarantee Agreement, on a Pro Forma Basis, and (iii) such Restricted Payment is made out of retained earnings or such other reserve account(s) permitted or required under the Country’s applicable laws or applicable Accounting Standards;

(b)             Permitted Financial Debt. Incur, assume or permit to exist any Financial Debt except:

(i)	the Loan;
(ii)	Financial Debt in existence as of the date hereof, provided that the Parent Company Guarantor is in compliance with the financial covenant set forth in Section 5.01(m) (Financial Ratios) and the corresponding section of the Parent Company Guarantee Agreement, on a Pro Forma Basis;
(iii)	intercompany Financial Debt between or among the Obligors and any of their respective Subsidiaries;
(iv)	Permitted Refinancing Debt incurred by the Borrower or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Financial Debt (other than intercompany Financial Debt) otherwise permitted by this Agreement; or
(v)	Financial Debt of the Borrower and its Subsidiaries if, after giving effect to the incurrence thereof on a Pro Forma Basis, no Potential Event of Default or Event of Default then exists or would result therefrom;

(c)              Leases. Enter into any agreement or arrangement to lease any property or equipment of any kind (other than Financial Leases) if after giving effect to the incurrence thereof, a Potential Event of Default or Event of Default would exist, except (i) such existing agreements or arrangements as disclosed in Annex R (Leases), or (ii) any renewal or amendment to any such existing agreements or arrangements listed in Annex R (Leases);

(d)             Derivative Transactions. Enter into any Derivative Transaction or assume the obligations of any party to any Derivative Transaction, except for hedging purposes in the ordinary course of business;

(e)              Guarantees and Other Obligations. Except as permitted pursuant to Section 5.02(b) (Permitted Financial Debt), enter into any agreement or arrangement to guarantee or, in any way or under any condition, assume or become obligated for all or any part of any financial or other obligation of another Person (other than (i) the Borrower and its Subsidiaries and (ii) members of the management of the Borrower, so long as, for item (ii), the Parent Company Guarantor is in compliance with the financial covenant set forth in Section 5.01(m) (Financial Ratios) and the corresponding section of the Parent Company Guarantee Agreement, on a Pro Forma Basis and no Event of Default or Potential Event of Default has occurred), except in an aggregate amount outstanding at any time equal to not more than one million Reais (R$1,000,000);

(f)              Permitted Liens. Create or permit to exist any Lien on any property, revenues or other assets, present or future, of the Borrower or any of its Subsidiaries, except for the following (collectively, “Permitted Liens”):

(i)	Liens in existence on the date hereof which are listed, and the property subject thereto described, in Annex E (Existing Liens), without giving effect to any extensions or renewal thereof;
(ii)	Liens to secure Financial Debt provided by: (1) any multilateral development bank or foreign government-sponsored agency; (2) any entity that sub-lends funds provided by such multilateral development bank or foreign government-sponsored agency; (3) Banco Nacional de Desenvolvimento Econômico e Social - BNDES (including loans from Financiadora de Estudos e Projetos - FINEP) or Caixa Econômica Federal - CEF; or (4) any other Brazilian governmental development bank or credit agency, or Brazilian federal or state governmental Authority that provides financing for similar purposes; provided that any such Financial Debt is permitted pursuant to Section 5.02(b) (Permitted Financial Debt);

(iii)	Liens to secure Financial Debt incurred by the Borrower to acquire a portion or all of the share capital of any entity that, by virtue of such share purchase transaction, becomes its Subsidiary, provided that any such Financial Debt is permitted pursuant to Section 5.02(b) (Permitted Financial Debt);
(iv)	any Lien arising from any tax, assessment or other governmental charge or other Lien arising by operation of law (including statutory lien obligations), in each case if the obligation underlying any such Lien is not yet due or, if due, is being contested in good faith by appropriate proceedings so long as:
(A)	those proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material asset(s), title thereto or any interest therein, nor interfere in any material respect with the use or disposition thereof or otherwise materially interfere with the implementation of the Expansion Program or the carrying on of the business or Operations of the Borrower and its Subsidiaries; and
(B)	the Borrower has set aside adequate reserves sufficient to promptly pay in full any amounts that the Borrower may be ordered to pay on final determination of any such proceedings;
(v)	Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 6.02(m) (Judgments) or Section 6.02(h) (Attachment); and
(vi)	easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Financial Debt and not materially interfering with the conduct of the business and Operations of the Borrower or any of its Subsidiaries;

provided that the aggregate value of the assets subject to Permitted Liens under subclauses (i), (ii), and (iii) of this Section 5.02(f) shall not, at any time, represent more than fifteen percent (15%) of the Parent Company Guarantor’s Consolidated Assets;

(g)             Arm’s Length Transactions. Enter into any transaction with Related Parties except on the basis of arm’s length arrangements (including, without limitation, transactions whereby the Borrower or a Subsidiary might pay more than the ordinary commercial price for any purchase or might receive less than the full ex-works commercial price (subject to normal trade discounts) for its products);

(h)             Profit Sharing Arrangements. Enter into any partnership, profit-sharing or other similar arrangement whereby more than ten percent (10%) of the Parent Company Guarantor’s Consolidated income is shared with any other Person, other than a Parent Company Guarantor’s Subsidiary;

(i)               Management Contracts. Enter into any management contract or similar arrangement whereby, on any date of determination, more than twenty percent (20%) of the Consolidated gross revenue of the Parent Company Guarantor, for the twelve-month period ended on the date of the most recent financial statements delivered by the Borrower to IFC in accordance with Section 5.03 (Reporting Requirements), are managed by any other Person, other than a Parent Company Guarantor’s Subsidiary;

(j)               Permitted Investments. Make or permit to exist loans or advances to, or deposits (except commercial bank deposits in the ordinary course of business) with, other Persons or investments in any Person or enterprise (each of the foregoing an “Investment” and, collectively, “Investments”) other than the following:

(i)	the Borrower and its Subsidiaries may acquire and hold accounts receivable owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Subsidiary;
(ii)	the Borrower and its Subsidiaries may acquire and hold cash and cash equivalents;
(iii)	the Borrower and its Subsidiaries may hold the Investments held by them on the date hereof and described on Annex C (Investments), provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 5.02(j);
(iv)	the Borrower and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
(v)	the Borrower and its Subsidiaries may make loans and advances to their officers and employees in the ordinary course of business;
(vi)	the Borrower may enter into a Derivative Transaction or assume the obligations of any party to a Derivative Transaction to the extent permitted by Section 5.02(d) (Derivative Transactions);
(vii)	the Borrower and its Subsidiaries may make intercompany loans and advances to any Subsidiary to the extent permitted by Section 5.02(b)(ii); provided that no Potential Event of Default or Event of Default has occurred and is continuing;
(viii)	the Borrower and any Subsidiary may make capital contributions to, or acquire equity interests of, any Subsidiary; provided that (A) no capital contribution, or equity interest acquisition may be made pursuant to this clause (viii) at any time that an Event of Default or Potential Event of Default has occurred and its continuing, (B) after such capital contribution or acquisition of equity interest the Aggregate EBITDA Amount is at least equal to the EBITDA Threshold or the Borrower takes such actions as shall be necessary to comply with Section 5.01(n)(ii) (Aggregate EBITDA Amount; Additional Subsidiary Guarantor), and (C) any Investment made in or to any Subsidiary pursuant to this clause (viii) shall cease to be permitted hereunder if such Subsidiary ceases to constitute a Subsidiary of the Borrower or any of its Subsidiaries;

(ix)	the Borrower and its Subsidiaries may create, form or establish Subsidiaries so long as at the time such Subsidiaries are created the Aggregate EBITDA Amount is at least equal to the EBITDA Threshold or the Borrower takes such actions as shall be necessary to comply with Section 5.01(n)(ii) (Aggregate EBITDA Amount; Additional Subsidiary Guarantor);
(x)	the Borrower and its Subsidiaries may make a Permitted Acquisition so long as:
(A)	no Event of Default or Potential Event of Default shall have occurred at the time of, or after giving effect to, such Permitted Acquisition;
(B)	calculations made by the Borrower and the Parent Company Guarantor with respect to the financial covenant set forth in Section 5.01(m) (Financial Ratios) and the corresponding section of the Parent Company Guarantee Agreement for the respective Calculation Period on a Pro Forma Basis show that such financial covenant would have been complied with as if such Permitted Acquisition had occurred on the first day of such Calculation Period; and
(C)	at the time of such Permitted Acquisition, the Aggregate EBITDA Amount for the most recent Calculation Period (i) is at least equal to the EBITDA Threshold or (ii) will be at least equal to the EBITDA Threshold if the target company of such Permitted Acquisition were a Subsidiary Guarantor, in which case the Borrower shall cause such target company to become a Subsidiary Guarantor within thirty (30) days of such target company becoming a Subsidiary;
(xi)	the Borrower and its Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any asset sale permitted by Section 5.02(p) (Asset Sales);
(xii)	the Borrower and its Subsidiaries may make advances in the form of a prepayment of expenses to vendors, suppliers and trade creditors, so long as such expenses were incurred in the ordinary course of business of the Borrower or such Subsidiary; and
(xiii)	in addition to Investments permitted by clauses (i) through (xii) of this Section 5.02(j), the Borrower and its Subsidiaries may make additional loans, advances and other Investments to or in a Person for all loans, advances and other Investments made pursuant to this clause (xiii) (determined without regard to any write-downs or write-offs thereof), net of cash repayments of principal in the case of loans, sale proceeds in the case of Investments in the form of debt instruments and cash equity returns (whether as a distribution, dividend, redemption or sale) in the case of equity investments, not to exceed, as of any date of calculation and on an aggregate basis, the equivalent of fifteen percent (15%) of the Parent Company Guarantor’s Consolidated Assets;

(k)             Fundamental Changes. Change (i) its Charter in any manner which would be inconsistent with the provisions of any IFC Financing Document; or (ii) change its Financial Year;

(l)               Amendments, Waivers, Etc. of Material Agreements. Terminate, amend or assign or agree to any termination, amendment or assignment of any IFC Financing Document without IFC’s consent;

(m)            Prepayment of Financial Debt. Make any voluntary, optional or mandatory prepayment of or repurchase or reacquire for value any Financial Debt (other than the Loan) pursuant to any provision of any agreement or note with respect to that Financial Debt unless (i) no Event of Default or Potential Event of Default has occurred and (ii) after giving effect to such prepayment, repurchase or reacquisition the Parent Company Guarantor continues to be in compliance with the financial covenant set forth in Section 5.01(m) (Financial Ratios) and the corresponding section of the Parent Company Guarantee Agreement, on a Pro Forma Basis;

(n)             Nature of Business. (A) Engage directly or indirectly in any line of business other than (i) the businesses engaged in by the Obligors and their respective Subsidiaries as of the date hereof and (ii) non-material changes to any such lines of business and (iii) new line(s) of businesses reasonably related, ancillary, complementary or incidental thereto or representing a reasonable expansion thereof; or (B) engage in any business or own any significant assets or have any material liabilities relating to any Prohibited Activity;

(o)             Winding Up, Liquidation, Merger or Consolidation. Wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture or transaction of merger or consolidation, except that (i) any Subsidiary of the Borrower (other than a Subsidiary Guarantor) may merge or consolidate with and into, or be dissolved or liquidated into, the Borrower or any wholly-owned Subsidiary of the Borrower, so long as the Borrower or such wholly-owned Subsidiary of the Borrower is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation (including, for the avoidance of doubt, as part of any internal corporate reorganization involving any Subsidiary of the Borrower) and (ii) any Subsidiary of the Borrower (other than a Subsidiary Guarantor) that represents two percent (2%) or less of the Parent Company Guarantor’s Consolidated Assets may be wound up, liquidated or dissolved, (any such merger, consolidation, dissolution, liquidation or winding up a “Borrower Permitted Merger”);

(p)             Asset Sales. Sell, transfer, lease or otherwise dispose of all or any substantial part of its property or assets (other than sales of inventory in the ordinary course of business), whether in a single transaction or in a series of transactions, related or otherwise, except that:

(i)	the Borrower and its Subsidiaries may liquidate or otherwise dispose of obsolete or worn-out property in the ordinary course of business;
(ii)	the Borrower and its Subsidiaries may sell assets (including the capital stock or other equity interests of any Subsidiary), so long as (A) no Event of Default or Potential Event of Default then exists or would result therefrom, (B) after giving effect to such sale, the Parent Company Guarantor is in compliance with the financial covenant set forth in Section 5.01(m) (Financial Ratios) and the corresponding section of the Parent Company Guarantee Agreement, on a Pro Forma Basis, and (C) the aggregate book value of assets disposed of by the Obligors during the term of the Loan does not exceed one hundred million Reais (R$100,000,000);
(iii)	each of the Borrower and its Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(iv)	the Borrower or any Subsidiary may convey, sell or otherwise transfer all or any part of its business, properties and assets to any of the Obligors or any of their respective Subsidiaries, provided that after giving effect to such disposition, the Parent Company Guarantor is in compliance with the financial covenant set forth in Section 5.01(m) (Financial Ratios) on a Pro Forma Basis and no Event of Default or Potential Event of Default then exist or would result therefrom; and
(v)	the Borrower and its Subsidiaries may liquidate or otherwise dispose of cash and cash equivalents in the ordinary course of business, in each case for cash at fair market value.

(q)             Use of Proceeds. Use the proceeds of any Disbursement in the territories (including overseas territories) of any country that is not a member of the World Bank or for reimbursements of expenditures in those territories or for goods produced in or services supplied from any such country;

(r)              Amendment of Action Plan. Amend the Action Plan in any material respect;

(s)              Distributions from Subsidiaries. Except as expressly required by applicable law, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) pay dividends or make any other distributions on its capital stock or any other equity interest or participation in its profits owned by the Borrower or any of its Subsidiaries (provided, for the avoidance of doubt, that no such encumbrance or restriction shall be considered to exist if from time to time and in accordance with applicable law in effect as of such time, the amount of the minimum dividend payable by any such Subsidiary is reduced), or to pay any Financial Debt owed to the Borrower or any of its Subsidiaries, (b) make loans or advances to the Borrower or any of its Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) the IFC Financing Documents, (iii) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of any of the Borrower’s Subsidiaries, (iv) customary provisions restricting assignment of any licensing agreement (in which any of the Borrower’s Subsidiaries is the licensee) or other contract entered into by any of the Borrower’s Subsidiaries in the ordinary course of business, (v) restrictions on the transfer of any asset pending the closing of the sale of such asset, and (vi) restrictions on the transfer of any asset subject to a Permitted Lien;

(t)               UN Security Council Resolutions. Enter into any transaction or engage in any activity prohibited by any resolution of the United Nations Security Council under Chapter VII of the United Nations Charter; or

(u)             Sanctionable Practices. Engage in (and neither the Borrower nor any Subsidiary shall authorize or permit any Affiliate or any other Person acting on its behalf to engage in) with respect to its Operations or any transaction contemplated by this Agreement, any Sanctionable Practices. The Borrower further covenants that should IFC notify the Borrower of its concerns that there has been a violation of the provisions of this Section or of Section 3.01(u) (Sanctionable Practices) of this Agreement, it shall cooperate and it shall cause each relevant Subsidiary to cooperate, in good faith with IFC and its representatives in determining whether such a violation has occurred, and shall respond promptly and in reasonable detail to any notice from IFC, and shall furnish documentary support for such response upon IFC’s request.

Section 5.03          Reporting Requirements. Unless IFC otherwise agrees, the Borrower shall:

(a)              Quarterly Financial Statements and Reports. As soon as available but in any event within 60 days after the end of each of the first three calendar quarters of each Financial Year, deliver to IFC:

(i)	(1) copies of the Parent Company Guarantor’s unaudited financial statements in a form substantially similar to the extract of Hyperion statements for such quarter prepared, on a Consolidated Basis, on a basis consistent with the Parent Company Guarantor’s audited financial statements and (2) copies of the Borrower’s unconsolidated unaudited financial statements in a form substantially similar to the extract of Hyperion statements for such quarter on a basis consistent with the Borrower’s audited financial statements, in each case, in accordance with the Accounting Standards and certified, respectively, by the Parent Company Guarantor’s chief financial officer and the Borrower’s chief financial officer, substantially in the form set forth in Schedule 9 (Information to be Included in Quarterly and Annual Review of Operations);
(ii)	a report by the Borrower on its operations during that quarter, in the form of, and addressing the topics listed in, Schedule 9 (Information to be Included in Quarterly and Annual Review of Operations); and
(iii)	a report (in a form pre-agreed by IFC), signed by the Borrower’s chief executive officer and chief financial officer, concerning compliance with the covenants set forth in Section 5.01(m) (Financial Ratios) and Section 5.01(n) (Aggregate EBITDA Amount; Additional Subsidiary Guarantor) of this Agreement (using the methodology of calculation in respect of such covenants set forth in Annex H (Methodology for Financial Ratio Calculations));

(b)             Annual Financial Statements and Reports. As soon as available but in any event within 90 days after the end of each Financial Year, deliver to IFC:

(i)	copies of its complete and audited Consolidated financial statements for that Financial Year (which are in agreement with its books of account and the consolidating financial statements of its Subsidiaries, in accordance with the Accounting Standards, together with an unqualified audit report on them from the Auditors; and
(ii)	a report by the Borrower’s chief executive officer and chief financial officer certifying that, on the basis of its financial statements, the Borrower and the Parent Company Guarantor are in compliance with the covenants set forth in Section 5.01(m) (Financial Ratios) and Section 5.01(n) (Aggregate EBITDA Amount; Additional Subsidiary Guarantor) of this Agreement (using the methodology of calculation in respect of such covenants set forth in Annex H (Methodology for Financial Ratio Calculations)); and, where applicable, detailing any non-compliance;
(iii)	a report by the Borrower on its operations during that Financial Year, in the form of, and addressing the topics listed in, Schedule 9 (Information to be Included in Quarterly and Annual Review of Operations);
(iv)	a certification by the Borrower’s chief financial officer that all transactions between the Borrower and/or its Subsidiaries and each of their respective

Affiliates, if any, during that Financial Year were on the basis of arm’s-length arrangements; and

(v)	the SPT Assessment as of the most recent SPT Observation Date;

(c)              Management Letters. Deliver to IFC, promptly following receipt, a copy of any management letter sent by the Auditors (or any other accountants retained by the Borrower) to the Borrower or its management in relation to the Borrower’s financial, accounting and other systems, management or accounts, if not provided pursuant to Section 5.03(b)(ii);

(d)             Annual Monitoring Report. Within 120 days after the end of each Financial Year, deliver to IFC the Annual Monitoring Report confirming compliance by the Borrower and its Subsidiaries with the Action Plan, the environmental and social covenants set forth in Section 5.01 (Affirmative Covenants) and Section 5.02 (Negative Covenants) and Applicable E&S Law or, as the case may be, identifying any non-compliance or failure, and the actions being taken to remedy any such deficiency and a summary of the key actions taken by the Borrower in connection with environmental, social and corporate governance matters during the relevant Financial Year;

(e)              Notice of Accidents, Etc. Within five (5) Brazil Business Days after its occurrence, notify IFC of any social, labor, health and safety, security or environmental incident, accident or circumstance having, or which could reasonably be expected to have, a Material Adverse Effect or material adverse impact on the implementation of the Expansion Program or on carrying on of Operations by the Obligors and/or any of their respective Subsidiaries in accordance with the Performance Standards, specifying in each case the nature of the incident, accident, or circumstance and any effect resulting or likely to result therefrom, and the measures the Borrower and/or the relevant Subsidiary is taking or plans to take to address them and to prevent any future similar event; and keep IFC informed of the on-going implementation of those measures and plans.

(f)              Changes to Business; Material Adverse Effect. Promptly notify IFC of any proposed change in the business or operations of the Obligors or any of their respective Subsidiaries and of any event or condition that has or could reasonably be expected to have a Material Adverse Effect;

(g)             Litigation; Tax proceeding Etc. Promptly and in any event within five (5) Brazil Business Days after becoming aware of any litigation or administrative proceedings (including related to Taxes) before any Authority or arbitral body which has had or, if determined adversely, could reasonably be expected to have, a Material Adverse Effect, notify IFC by electronic mail of that event specifying the nature of that litigation or those proceedings and the steps the Borrower and/or the relevant Subsidiary is taking or proposes to take with respect thereto;

(h)             Default. Promptly upon the occurrence of an Event of Default or Potential Event of Default, notify IFC by electronic mail specifying the nature of that Event of Default or Potential Event of Default and any steps the Borrower is taking to remedy it;

(i)               Development Impact Indicators. Within one hundred and twenty (120) days after the end of each calendar year (January to December), deliver to IFC certain information related to the Expansion Program and the Obligors’ Operations as reasonably required to measure the ongoing development impact of the Expansion Program and the Obligors’ Operations against the development impact indicators specified in Schedule 10 (Development Impact Indicators) hereto and which information IFC may hold and use in accordance with IFC’s Access to Information Policy (dated January 1, 2012). The data for development impact indicators, as described further in Schedule 10 (Development Impact Indicators) hereto, shall correspond to the previous calendar year (January to December); and

(j)               Other Information. Promptly provide to IFC (i) such other information as IFC from time to time reasonably requests about the Borrower, any of its Subsidiaries, their respective assets and Operations and the Expansion Program, provided that, unless a Potential Event of Default or Event of Default has occurred and is continuing, the Borrower shall not be required to deliver any such additional information unless it produces or compiles such information in the ordinary course of business or such information is otherwise produced or compiled by similarly situated companies in the same industry in the ordinary course of business, provided, further, that the Borrower shall not be required to provide commercially sensitive information the disclosure of which could cause competitive harm, and (ii) such ordinary course “know your customer” (KYC) information that IFC requests on behalf of the Participants for the Participants to satisfy requirements under applicable laws and regulations, including those concerning anti-money laundering and combatting the financing of terrorism (AML/CFT).

Section 5.04          Insurance.

(a)              Insurance Requirements and Borrower’s Undertakings. Unless IFC otherwise agrees, the Borrower and its Subsidiaries shall:

(i)	insure and keep insured, with financially sound and reputable insurers, its assets and business in a manner and with amounts and deductibles as set forth in Annex F (Insurance Requirements);
(ii)	promptly notify the relevant insurer of any claim by the Borrower and/or any of its Subsidiaries under any policy written by that insurer and diligently pursue that claim;
(iii)	comply with all warranties and conditions under each insurance policy; and
(iv)	not vary, rescind, terminate, cancel or cause a material change to any insurance policy required in Annex F (Insurance Requirements) (to the extent such variation, termination, cancelation or change would result in a reduction in coverage).

(b)             Reporting Requirements. Unless IFC otherwise agrees, the Borrower and/or its Subsidiaries shall provide to IFC the following:

(i)	as soon as possible after its occurrence, notice of any event which entitles the Borrower to claim for an aggregate amount exceeding the equivalent of one million Dollars ($1,000,000) under any one or more insurance policies;
(ii)	notification of any material change in an identified risk exposure of the Borrower and/or its Subsidiaries; and
(iii)	within 30 days of renewal of an insurance policy required in Annex F (Insurance Requirements) (other than those in section 3 of such Annex).

Section 5.05          Most Favored Nation. If at any time after the date of this Agreement any Financial Debt (other than the Loan) incurred by any of the Obligors, or with respect to which any of the Obligors is an obligor, (i) has the benefit of any financial covenant that in the discretion of IFC is more favorable to the holders or lender of such Financial Debt than the terms of this Agreement and the other IFC Financing Documents or (ii) has any Person(s) other than the Obligors as an obligor or guarantor thereto, then if IFC so requests, the relevant IFC Financing Documents shall be amended or supplemented to incorporate such more favorable financial covenants or cause such Person(s) to adhere to this Agreement as obligors.

ARTICLE VI

Events of Default

Section 6.01          Acceleration after Default. If any Event of Default occurs and is continuing (whether it is voluntary or involuntary, or results from operation of law or otherwise), IFC may, by notice to the Borrower, require the Borrower to repay the Notional Reais Principal Amount of the Loan or such part thereof as is specified in that notice. On receipt of any such notice, the Borrower shall immediately repay the then Notional Reais Principal Amount of each Disbursement comprising the Loan (or such part thereof specified in that notice) and pay all interest accrued in respect of each such Disbursement, the prepayment premium specified in Section 2.06 (Prepayment) on the amount of the Loan whose payment is accelerated and any other amounts then payable under this Agreement and the other IFC Financing Documents, by paying to IFC the Dollar Equivalent of all such amounts using the Early Payment Fixing Rate advised to the Borrower by IFC, calculated as set forth in Annex L (Methodology for Calculation of Payments upon a Prepayment or Acceleration). The Borrower waives any right it might have to further notice, presentment, demand or protest with respect to that demand for immediate payment.

Section 6.02          Events of Default. It shall be an Event of Default if:

(a)              Failure to Pay Principal or Interest. (i) The Borrower fails to pay when due any part of the principal of, or interest on, the Loan and such failure continues for a period of five days; or (ii) the Parent Company Guarantor or any Subsidiary Guarantor fails to pay when due any amounts payable under its respective Guarantee Agreement and such failure continues for a period of five days;

(b)             Failure to Pay Other IFC Loans. The Obligors or any of their respective Subsidiaries fails to pay when due any part of the principal of, or interest on, any loan from IFC other than the Loan and any such failure continues for the relevant period of grace provided for in the agreement providing for that loan;

(c)              Failure to Comply with Obligations. Any of the Obligors fails to comply with any of its obligations under this Agreement or any other IFC Financing Document to which it is a party or any other agreement between such Person and IFC (other than those referred to in clauses (a) or (b) of this Section 6.02), and any such failure continues for a period of 20 days after the date of that failure;

(d)             Misrepresentation. Any representation or warranty made in (i) Article III or in connection with the execution of, or any request (including a request for Disbursement) under, this Agreement, (ii) the SPO Assessment, (iii) any SPT Assessment, or (iv) other IFC Financing Document is incorrect in any material respect;

(e)              Expropriation, Nationalization, Etc. Any Authority condemns, nationalizes, seizes, or otherwise expropriates (expropriação) all or any substantial part of the property or other assets of any Obligor or any of their respective Subsidiaries or of any of their respective share capital, or assumes custody or control of that property or other assets or of the business or operations of any Obligor or any of its Subsidiaries or of any of their respective share capital, or takes any action for the dissolution or disestablishment of any Obligors or any of its Subsidiaries or any action that would prevent any Obligor or any of its Subsidiaries or their respective officers from carrying on all or a substantial part of their respective business or Operations and such condemnation, nationalization, seizure or other action is not cured, suspended or reversed within twenty (20) days and is directed against assets that, in the aggregate, are fifteen percent (15%) or more of the Consolidated Assets of the Parent Company Guarantor as per the most recent Consolidated Financial Statements of the Parent Company Guarantor delivered to IFC pursuant to Section 5.03(a);

(f)              Involuntary Proceedings. A decree or order by a court is entered against any of the Obligors or any of their respective Subsidiaries:

(i)	adjudging any Obligor or any of its Subsidiaries bankrupt (falência) or insolvent;
(ii)	approving as properly filed a petition seeking a moratorium, reorganization, restructuring, arrangement, adjustment or composition of, or with respect to, any Obligor or any of its Subsidiaries under any applicable law;
(iii)	appointing a receiver, liquidator, restructuring officer, assignee, trustee, administrador judicial, sequestrator (or other similar official) of any Obligor or any of its Subsidiaries or of any substantial part of its property or other assets; or
(iv)	ordering the winding up or liquidation of its affairs;

or any petition is filed seeking any of the above and is not dismissed within 60 days; provided, that the foregoing shall not apply in the case of a Subsidiary whose assets are equal to or less than two percent (2%) of the Parent Company Guarantor’s Consolidated Assets, except where such event could reasonably be expected to have a Material Adverse Effect;

(g)             Voluntary Proceedings. Any of the Obligors or any of their respective Subsidiaries:

(i)	requests a moratorium or suspension of payment of liabilities from any court;
(ii)	institutes proceedings or takes any form of corporate action to be liquidated, adjudicated bankrupt or insolvent (including, without limitation, recuperação judicial and recuperação extrajudicial);
(iii)	consents to the institution of bankruptcy or insolvency proceedings (including, without limitation, recuperação judicial and recuperação extrajudicial) against it;
(iv)	files a petition or answer or consent seeking restructuring, reorganization or relief (including, without limitation, recuperação judicial and recuperação extrajudicial) under any applicable law, or consents to the filing of any such petition or to the appointment of a receiver, liquidator, restructuring officer, assignee, trustee, administrador judicial, sequestrator (or other similar official) of such Obligor or Subsidiary or of any substantial part of any of their respective property;
(v)	makes a general assignment for the benefit of creditors; or
(vi)	admits in writing its inability to pay its liabilities generally as they become due or otherwise becomes insolvent;

provided, that the foregoing shall not apply in the case of a Subsidiary whose assets are equal to or less than two percent (2%) of the Parent Company Guarantor’s Consolidated Assets, except where such event could reasonably be expected to have a Material Adverse Effect;

(h)             Attachment. One or more attachments or analogous processes are levied or enforced upon or issued against any of the assets of any Obligor or any of its Subsidiaries (i) for an amount, in the aggregate, in excess of the equivalent of one hundred million Reais (R$100,000,000) or (ii) that could be reasonably expected to have a Material Adverse Effect, and any such attachment or analogous process is not discharged within 60 days;

(i)               Analogous Events to Bankruptcy. Any other event occurs which under any applicable law would have an effect analogous to any of those events listed in Section 6.02(f) through Section 6.02(h);

(j)               Cross-Default. Any of the Obligors or any of their respective Subsidiaries fails to pay any of its Financial Debt (other than the Loan or any other loan from IFC) or to perform any of its obligations under any agreement for any such Financial Debt and any such failure continues for more than any applicable period of grace or any such Financial Debt becomes prematurely due and payable or is placed on demand, in each case where amounts owed under or in connection with such Financial Debt exceed, in the aggregate, forty million Reais (R$40,000,000) or its equivalent in other currencies;

(k)             Failure to Maintain Authorizations. Any Authorization necessary for any of the Obligors or any of their respective Subsidiaries to perform and observe its obligations under any IFC Financing Document, or to carry out the Expansion Program or its Operations, is not obtained when required (except if such Authorization is in the process of being timely renewed under applicable law and no Material Adverse Effect could reasonably be expected to occur during the pendency, or as a result of, such renewal), or is rescinded, terminated, lapses or otherwise ceases to be in full force and effect, including with respect to the remittance to IFC or its assignees, in Dollars, of any amounts payable in Dollars under any IFC Financing Document, and is not restored or reinstated within 60 days of notice by IFC to the Borrower requiring that restoration or reinstatement;

(l)               Revocation Etc. of IFC Financing Documents. Any IFC Financing Document or any of its provisions:

(i)	is revoked, terminated or ceases to be in full force and effect without, in each case, the prior consent of IFC, and that event, if capable of being remedied, is not remedied to the satisfaction of IFC within 30 days of IFC’s notice to the Borrower; or
(ii)	becomes unlawful or is declared void by a competent Authority; or
(iii)	is repudiated or the validity or enforceability of any of its provisions at any time is challenged by any Person and such repudiation or challenge is not withdrawn within 30 days of IFC’s notice to the Borrower requiring that withdrawal; provided that no such notice shall be required or, as the case may be, the notice period shall terminate if and when such repudiation or challenge becomes effective;

(m)            Judgments. A final and non-appealable judgment, order or arbitral award for the payment of money in excess of the equivalent of forty million Reais (R$40,000,000) (individually or in the aggregate) is rendered against any of the Obligors or any of their respective Subsidiaries or any of their respective properties and that judgment, order or arbitral award continues to be unsatisfied for a period of 60 consecutive days;

(n)             Change of Control. A Change of Control shall have occurred; or

(o)             Criminal Judgments. A judgment, arbitral award, or order issued against any of the Obligors, any of their respective Subsidiaries or any of their board members or management acting in such capacity, with respect to any criminal conduct or any violation of any laws related to money laundering or the financing of terrorism.

Section 6.03          Bankruptcy. If the Borrower is liquidated or declared bankrupt, the Loan, all interest accrued on it and any other amounts payable under this Agreement will become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which the Borrower waives.

ARTICLE VII
Miscellaneous

Section 7.01          Saving of Rights. (a) The rights and remedies of IFC in relation to any misrepresentation or breach of warranty on the part of the Borrower or any other Person shall not be prejudiced by any investigation by or on behalf of IFC or any of the Participants into the affairs of the Borrower or any other Person, by the execution or the performance of this Agreement, any other IFC Financing Document or the Participation Agreement or by any other act or thing which may be done by or on behalf of IFC in connection with this Agreement, any other IFC Financing Document or the Participation Agreement and which might prejudice such rights or remedies.

(b)             No course of dealing or waiver by IFC in connection with any condition of Disbursement of the Loan under this Agreement or any other IFC Financing Document shall impair any right, power or remedy of IFC with respect to any other condition of Disbursement, or be construed to be a waiver thereof; nor shall the action of IFC with respect to any Disbursement affect or impair any right, power or remedy of IFC with respect to any other Disbursement.

(c)              Unless otherwise notified to the Borrower by IFC and without prejudice to the generality of Section 7.01(b), the right of IFC to require compliance with any condition under this Agreement or any other IFC Financing Document that may be waived by IFC with respect to any Disbursement is expressly preserved for the purposes of any subsequent Disbursement.

(d)             No course of dealing and no failure or delay by IFC in exercising, in whole or in part, any power, remedy, discretion, authority or other right under this Agreement, any other IFC Financing Document or any other agreement shall waive or impair, or be construed to be a waiver of, such or any other power, remedy, discretion, authority or right under this Agreement or any other IFC Financing Document, or in any manner preclude its additional or future exercise; nor shall the action of IFC with respect to any default, or any acquiescence by it therein, affect or impair any right, power or remedy of IFC with respect to any other default.

Section 7.02          Notices. (a) Any notice, request or other communication to be given or made under this Agreement shall be in writing. Subject to Section 5.03(i) and Section 5.03(h) (Reporting Requirements), Section 7.02(b) (Notices) and Section 7.05 (Applicable Law and Jurisdiction), any such communication may be delivered by hand, airmail, electronic mail, or established courier service to the party’s address specified below or at such other address as such party notifies to the other party from time to time, and will be effective upon receipt.

For the Borrower:

Afya Participações S.A.
Alameda Oscar Niemeyer, nº 119, offices 402, 404, 502, 504, 1501 and 1503
Vila da Serra, CEP 34,006-056

E-mails: [**]@afya.com.br / [**]@afya.com.br / [**]@afya.com.br / [**]@afya.com.br / [**]@afya.com.br

Attention: Mr. Luis Blanco and Mr. Anibal Sousa

For IFC:

International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
United States of America

E-mail: [**]@ifc.org

Attention: Director, MAS Department

With a copy (in the case of communications relating to payments) for the attention of the Director, Financial Operations.

(b)             IFC has a secured document sharing website called “AccessIFC”, located at accessifc.ifc.org. Provided that the Borrower has agreed to all the terms and conditions provided by IFC to access and use AccessIFC, IFC may, in its discretion, grant to the Borrower access to AccessIFC. In the event the Borrower has been granted access to AccessIFC, the Borrower shall deliver via AccessIFC the reports required in Sections 5.03 (a) (Quarterly Financial Statements and Reports), (b) (Annual Financial Statements and Reports), (c) (Management Letters), and (d) (Annual Monitoring Report) and any other reporting requirements as may be mutually agreed between the Borrower and IFC.

Section 7.03          English Language. (a) All documents to be provided or communications to be given or made under this Agreement or any other IFC Financing Document shall be in the English language.

(b)             To the extent that the original version of any document to be provided, or communication to be given or made, to IFC under this Agreement or any other IFC Financing Document is in a language other than English, that document or communication shall be accompanied by an English translation certified by an Authorized Representative to be a true and correct translation of the original. IFC may, if it so requires, obtain an English translation of any document or communication received in a language other than English at the cost and expense of the Borrower. IFC may deem any such English translation to be the governing version between the Borrower and IFC.

Section 7.04          Term of Agreement. This Agreement shall continue in force until all monies payable under it have been fully paid in accordance with its provisions.

Section 7.05          Applicable Law and Jurisdiction. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America.

(b)             For the exclusive benefit of IFC, the Borrower irrevocably agrees to venue being laid in the courts of the United States of America located in the Southern District of New York or in the courts of the State of New York located in the Borough of Manhattan, in any dispute, claim, action, suit, litigation, proceeding or complaint arising out of, relating to or having any connection with this Agreement (including any dispute regarding non-contractual obligations and any dispute regarding the existence, validity, interpretation, performance, breach or termination of this Agreement or the consequences of its nullity) (a “Dispute”), and waives any objections to venue based on grounds of forum non conveniens or inconvenient forum.

(c)              For the exclusive benefit of IFC, the Borrower irrevocably also submits to personal jurisdiction of any such court in any such Dispute. Final judgment against the Borrower in any such Proceeding shall be conclusive and may be enforced in any other jurisdiction in accordance with applicable laws, including the Country, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.

(d)             The parties acknowledge and agree that no provision of this Agreement in any way constitutes or implies a waiver, renunciation, termination or modification by IFC of any of its privileges, immunities or exemptions granted in the Articles of Agreement establishing IFC, international conventions, or applicable law and the IFC expressly reserves all of its privileges, immunities and exemptions thereunder.

(e)              The Borrower hereby irrevocably designates, appoints and empowers Cogency Global Inc. (the “Process Agent”) with an office on the date hereof located at 122 E. 42nd Street, 18th Floor, New York, NY 10168, United States, as its authorized agent solely to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding IFC may bring in the State of New York in respect of this Agreement.

(f)              As long as this Agreement remains in force, the Borrower shall maintain a duly appointed and authorized agent to receive for and on its behalf service of any summons, complaint or other legal process in any Proceeding IFC may bring in New York, New York, United States of America, with respect to this Agreement. The Borrower shall keep IFC advised of the identity and location of such agent.

(g)             The Borrower also irrevocably consents, if for any reason its authorized agent for service of process of summons, complaint and other legal process in any Proceeding is not present in New York, New York, to the service of such papers being made out of the courts of the United States of America located in the Southern District of New York and the courts of the State of New York located in the Borough of Manhattan by mailing copies of the papers by registered United States air mail, postage prepaid, to the Borrower, at its address specified pursuant to Section 7.02(Notices). In such a case, IFC shall also send by electronic mail or have sent by electronic mail a copy of the papers to the Borrower. The Borrower agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(h)             Service in the manner provided in Section 7.05(e), (f) and (g) in any Proceeding will be deemed personal service, will be accepted by the Borrower as such and will be valid and binding upon the Borrower for all purposes of any such action, suit or proceeding.

(i)               The Borrower irrevocably waives to the fullest extent permitted by applicable law:

(i)	its right of removal of any matter commenced by IFC in the courts of the State of New York to any court of the United States of America; and
(ii)	any and all rights to demand a trial by jury in any such action, suit or proceeding brought against it by IFC.

(j)               To the extent that the Borrower may be entitled in any jurisdiction to claim for itself or its assets immunity in respect of its obligations under this Agreement or any other IFC Financing Document to which it is a party from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed) may be attributed to it or its assets, the Borrower irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted now or in the future by the laws of such jurisdiction.

(k)             The Borrower hereby acknowledges that IFC shall be entitled under applicable law, including the provisions of the International Organizations Immunities Act, to immunity from a trial by jury in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought against IFC in any court of the United States of America. The Borrower hereby waives any and all rights to demand a trial by jury in any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, brought against IFC in any forum in which IFC is not entitled to immunity from a trial by jury.

(l)               To the extent that the Borrower may, in any Proceeding brought in any of the courts referred to in Section 7.05(b) or a court of the Country or elsewhere arising out of or in connection with this Agreement or any other IFC Financing Document to which the Borrower is a party, be entitled to the benefit of any provision of law requiring IFC in such Proceeding to post security for the costs of the Borrower, or to post a bond or to take similar action, the Borrower hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of the Country or, as the case may be, the jurisdiction in which such court is located.

(m)            Nothing in this Agreement shall affect the right of IFC to commence legal proceedings or otherwise sue the Borrower in the Country or any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other legal papers upon the Borrower in any manner authorized by the laws of any such jurisdiction.

(n)             Enforcement. At the option of IFC, this Agreement may be enforced against the Borrower in the courts of the Country or in any other appropriate jurisdiction or concurrently in more than one jurisdiction, and service of process papers upon the Borrower may be made in any manner authorized by the laws of any such jurisdiction.

Section 7.06          Disclosure of Information. (a) IFC may disclose any documents or records of, or information about, this Agreement or any other IFC Financing Document, or the assets, business, Operations or affairs of the Borrower to:

(i)	its outside counsel, auditors and rating agencies,
(ii)	any Participant or any Person who intends to purchase a Participation in a portion of the Loan, or any sub-participant, credit insurer, or any other party that is seeking to acquire or has acquired an economic interest in the Loan, whether funded or unfunded, and, if a Participant or such a Person is an investment fund, any investors in such investment fund, and
(iii)	any other Person as IFC may deem appropriate in connection with the administration of the Loan, including any proposed sale, transfer, assignment or other disposition of IFC’s rights under this Agreement or any IFC Financing Document or otherwise for the purpose of exercising any power, remedy, right, authority, or discretion relevant to this Agreement or any other IFC Financing Document.

(b)             The Borrower acknowledges and agrees that, notwithstanding the terms of any other agreement between the Borrower and IFC, a disclosure of information by IFC in the circumstances contemplated by Section 7.06 (a) does not violate any duty owed to the Borrower under this Agreement or under any such other agreement.

(c)              The Borrower acknowledges that IFC in its absolute discretion may fund the Loan in whole or in part with proceeds from IFC thematic bond programs, such as green bonds or social bonds. In such event the Borrower agrees that for the duration of the Loan: (i) IFC may disclose non-confidential ex-ante estimates related to the Loan and its expected development impact in public reports to IFC’s bond investors, including the annual impact report for IFC’s green bond program and other similar publications, and (ii) if requested by IFC, the Borrower will confirm the details of any such estimates within 14 Business Days of receiving the request.

Section 7.07          Indemnification; No Consequential Damage. (a) The Borrower shall, within ten (10) Business Days of demand, indemnify, defend and hold harmless IFC and each Participant and their respective officers, directors, affiliates, employees, agents and representatives (each, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all actual or contingent losses, damages, liabilities, obligations, commitments, deficiencies, awards, fines, penalties, judgments, orders, decrees, claims, actions, suits, proceedings, investigations, demands, complaints, grievances, settlements, disputes, litigation, documented costs and expenses (including attorney fees and expenses, consultant, engineer, and other professional costs and expenses) (“Losses”) arising out of, in connection with, or related in any way to:

(i)	the execution, delivery or performance of any IFC Financing Document or any other agreement or instrument contemplated hereby or thereby or the consummation of the Expansion Program or any other transactions contemplated hereby or thereby (including any breach of, or failure to perform, any of the representations, warranties, covenants, or obligations in any IFC Financing Document or other agreement or instrument contemplated thereby);
(ii)	the Loan or the actual or proposed use of proceeds thereof;
(iii)	any actual or alleged non-compliance by the Obligors (or any Person acting on its or their behalf) with, or any liability or obligation under, any law, any Applicable E&S Law, and/or the Performance Standards, in each case in respect of the Expansion Program; or
(iv)	any actual or threatened (in writing) claim, action, suit, litigation, investigation, proceeding, inquiry, request for information, demand, complaint, dispute or grievance (each, a “Proceeding”) relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is party thereto;

provided that, in any case, such indemnity will not be available to any Indemnitee to the extent that such Loss resulted directly from such Indemnitee’s gross negligence or willful misconduct (as determined by a final, non-appealable determination of a court or arbitral tribunal of competent jurisdiction).

(b)             The Borrower’s indemnity obligations in this Section are independent of and in addition to any rights of any Indemnitee in connection with any Loss (provided, however, that no Indemnitee shall be entitled to recover an amount twice in respect of the same Loss), and such obligations shall survive the execution, modification, and amendment of this Agreement and each other IFC Financing Document, the expiration, cancellation, or termination of IFC’s or any Participant’s commitment, and the disbursement and repayment of the Loan.

(c)              To the maximum extent permitted by applicable law, the Borrower shall not assert, and hereby agrees to waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential, contingent, or punitive damages arising out of, in connection with, or relating to, this Agreement or any agreement or instrument contemplated hereby, the Loan or the use of the proceeds thereof.

(d)             In respect of any Proceeding in connection with a Loss, IFC and each Indemnitee shall have the right but not the obligation to control its, his, or her defense; provided, however, that IFC and each Indemnitee shall, in respect of any decision to settle any such Proceeding, consult in good faith with the Obligors.

Section 7.08          Successors and Assignees. This Agreement binds and benefits the respective successors and assignees of the parties. However, the Borrower may not assign or delegate any of its rights or obligations under this Agreement without the prior written consent of IFC.

Section 7.09          Amendments, Waivers and Consents. Any amendment or waiver of, or any consent given under, any provision of this Agreement shall be in writing and, in the case of an amendment, signed by the parties.

Section 7.10          Counterparts. This Agreement may be executed in several counterparts, each of which is an original, but all of which together constitute one and the same agreement.

Section 7.11          Third Party Rights. (a) Subject to paragraph (b), this Agreement is for the sole benefit of IFC and the Borrower and is not intended to, nor shall it be interpreted, and does not, provide or create any third party beneficiary rights or any other rights of any kind to any Person who, or entity that, is not a party to it. to enforce any of its terms.

(b)             This Section 7.11 shall not apply to any Person who is defined as an Indemnitee in Section 7.07 (Indemnification; No Consequential Damages), except and only to the extent that any such Indemnitee (while not a party to this Agreement) is entitled to enforce the provisions of Section 7.07 (Indemnification; No Consequential Damages).

Section 7.12          Personal Data. If the Borrower or anyone acting on its behalf discloses any information relating to individuals to IFC in connection with the Expansion Program or any of the IFC Financing Documents, such Person shall ensure that:

(i)	unless IFC has requested or agreed to provision of the information in personally identifiable form, the information is redacted or anonymized so that no individual is identifiable; and
(ii)	if any individuals are identifiable from the information:
(A)	the disclosure complies with any data protection or data privacy laws applicable to the Borrower (such as any requirements to provide information to, or obtain consents from, those individuals), taking full account of IFC’s expected use of the information, including its inclusion in any IFC Financing Document, its disclosure in accordance with Section 7.06 or as set forth in IFC’s Products and Services Privacy Notice (ifc.org/privacy/productnotice);

(B)	reasonable steps are taken to ensure that the information is accurate, and proportionate to the purposes of disclosure, and that the disclosure is fair to the individuals concerned; and
(C)	the information is protected by appropriate security measures in transmission.

Section 7.13          Independence of the Borrower. The Borrower confirms that:

(a)              it has engaged legal, tax, regulatory and accounting advisors, and such other professional advisors as it deems appropriate, with respect to all matters in connection with the Loan and the IFC Financing Documents; and

(b)             it has, upon its own due diligence as to all matters pertinent hereto with the assistance of its professional advisors, and notwithstanding any involvement of or consultation with IFC or any member of the World Bank Group, independently evaluated, and fully understands, acknowledges, and accepts, all risks arising or potentially arising under or in connection with the Loan and each IFC Financing Document.

Section 7.14          Role of IFC. (a) Notwithstanding anything to the contrary provided under the IFC Financing Documents, it is specifically understood and agreed that IFC is acting solely as lender and is not, and shall not be deemed or construed to act as, agent, advisor or fiduciary for the Borrower, or any Obligor or for any other Person pursuant to the IFC Financing Documents.

(b)             Except as expressly assumed by IFC under the IFC Financing Documents, IFC shall have no liability or obligation whatsoever to any Obligor or any other Person with respect to the transactions contemplated by IFC Financing Documents (including, without limitation, for any oversight or monitoring, or any lack of oversight or monitoring, exercised by IFC in respect of, or the manner in which IFC may implement (or refrain from implementing), comply with (or refrain from complying with), any IFC policy (including the Action Plan and Performance Standards) or any Applicable E&S Law) and the Borrower or any Obligor, as the case may be, assumes full responsibility in respect of any action it takes (or fails to take) in connection with any recommendation, instruction or advice that IFC may or may not give from time to time in connection with the Operations or any IFC Financing Document.

(c)              Any reviews, approvals, or due diligence undertaken by IFC is for the sole benefit of IFC alone and not for the benefit of any third party, foreseen or unforeseen, or the Borrower and shall create no fiduciary or other obligation in any respect to any third party, foreseen or unforeseen, or the Borrower.

Section 7.15          Acknowledgment of CAO. The Borrower hereby acknowledges and agrees that the CAO is IFC’s independent accountability mechanism for environmental and social concerns; and it has reviewed additional information about the CAO, including the CAO Policy, which is available at http://www.cao-ombudsman.org/.

Section 7.16          Translation and Registration. The Borrower shall obtain at its cost a sworn translation into Portuguese of each of this Agreement and the Guarantee Agreement and the registration of each such IFC Financing Document and such sworn translations with the appropriate registry of titles and deeds in the Country (Cartório de Registro de Títulos e Documentos), and shall provide IFC a signed copy of each IFC Financing Document and its sworn translation into Portuguese duly registered within thirty (30) days from the date the Borrower receives from IFC the signed copies of such IFC Financing Documents with duly notarized IFC signatures. In the event of any conflict between the Portuguese version and the English version of each such IFC Financing Document, the English version shall prevail.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed in their respective names as of the date first above written.

AFYA PARTICIPAÇÕES S.A.

By /s/ Luis André Carpintero Blanco
Name: Luis André Carpintero Blanco
Title: Chief Financial Officer

By /s/ Anibal José Grifo de Sousa
Name: Anibal José Grifo de Sousa
Title: Legal and Compliance Vice-President

[IFC – AFYA – AFYA Signature Page to Loan Agreement]

Witnesses:

/s/ Virgilio Deloy Capobianco Gibbon
By: Virgilio Deloy Capobianco Gibbon
RG: [**]

/s/ Erico Coelho Ribeiro
By: Erico Coelho Ribeiro
RG: [**]

[IFC – AFYA – Witnesses Signature Page to Loan Agreement]

INTERNATIONAL FINANCE CORPORATION

By /s/ Luiz Daniel de Campos
Name: Luiz Daniel de Campos
Title: Authorized Signatory

[IFC – AFYA – IFC Signature Page to Loan Agreement]